Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

INSTEEL WIRE PRODUCTS COMPANY

ENGINEERED WIRE PRODUCTS, INC.

LIBERTY STEEL GEORGETOWN INC.

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

AND

LIBERTY STEEL HOLDINGS USA INC.

October 21, 2024

i

3.26	Books and Records	26
3.27	Names	26
3.28	Financial Advisors	26
3.29	Domestic Content	26
3.30	Exclusivity of Representations	27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		27
4.1	Organization and Good Standing	27
4.2	Authorization of Agreement	27
4.3	Conflicts; Consents of Third Parties	28
4.4	Financial Advisors	28
4.5	Sufficiency of Funds	28
4.6	Solvency	28
4.7	Legal Proceedings	28
4.8	Independent Investigation	29

ARTICLE 5 COVENANTS		29
5.1	Employees of the Business	29
5.2	Transition Cooperation; Mail Received After Closing	31
5.3	Other Post-Closing Expenses	32
5.4	Further Assurances	32
5.5	Press Releases and Announcements	33
5.6	Taxes	33
5.7	Consents; Failure to Obtain Consents	33
5.8	Name Change	33
5.9	Relocation of Acquired Assets	34

ARTICLE 6 CLOSING		34
6.1	Closing	34
6.2	Seller Closing Deliveries	34
6.3	Purchaser Closing Deliveries	35

ARTICLE 7 SURVIVAL AND INDEMNIFICATION		36
7.1	Survival of Representations and Warranties	36
7.2	Indemnification of Purchaser Indemnified Parties	36
7.3	Indemnification of Seller	37
7.4	Limitations on Indemnification	37
7.5	Indemnification Procedures	38
7.6	Tax Treatment of Indemnity Payments	40
7.7	Sole Recourse	40
7.8	Mitigation	40
7.9	Miscellaneous	40

ARTICLE 8 NON-COMPETITION AND CONFIDENTIALITY		40
8.1	Seller Party Limited Activities	40
8.2	Confidentiality Agreement	41
8.3	Independent Covenant	41

8.4	Severability; Reformation	41
8.5	Materiality	41

ARTICLE 9 GUARANTY		41
9.1	Guaranty	41
9.2	Continuing Guaranty	42
9.3	Waivers and Acknowledgements	42

ARTICLE 10 MISCELLANEOUS		43
10.1	Expenses	43
10.2	Submission to Jurisdiction; Consent to Service of Process	44
10.3	Entire Agreement; Amendments and Waivers	44
10.4	Governing Law	44
10.5	Notices	45
10.6	Severability	46
10.7	Binding Effect	46
10.8	Counterparts	46
10.9	Assignment	46
10.10	Other Definitional and Interpretive Matters	47

ANNEX I CERTAIN DEFINITIONS		50

Schedules

Schedule 1.1(a)	Contracts and Permits
Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(c)	Real Property
Schedule 1.1(j)	Other Assets
Schedule 1.2(k)	Other Excluded Assets
Schedule 2.2	Payment of Purchase Price
Schedule 2.3	Inventory Value
Schedule 2.4	Allocation of Purchase Price
Schedule 3.1	Organization and Good Standing
Schedule 3.3(a)	Conflicts
Schedule 3.3(b)	Consent of Third Parties
Schedule 3.4(a)	Financial Statements
Schedule 3.5	Undisclosed Liabilities
Schedule 3.6	Absence of Certain Developments
Schedule 3.8(a)	Owned Real Property
Schedule 3.8(b)	Improvements
Schedule 3.9(a)	Condition
Schedule 3.9(b)	Title; Sufficiency
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(c)	Intellectual Property Consents
Schedule 3.10(e)	Ownership of Intellectual Property
Schedule 3.12(b)	Independent Contractors
Schedule 3.13	Employee Benefit Plans
Schedule 3.14(a)	Labor
Schedule 3.15(a)	Litigation
Schedule 3.15(b)	Orders; Settlement Agreements
Schedule 3.17	Environmental
Schedule 3.18	Insurance
Schedule 3.19	Significant Customers and Suppliers
Schedule 3.21	Affiliate Transactions
Schedule 3.22	Products; Product Warranties
Schedule 3.23	Inventory
Schedule 3.27	Names
Schedule 3.28	Financial Advisors
Schedule 5.1	Employees to be Offered Employment

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 21, 2024, is entered into by and among Insteel Wire Products Company, a North Carolina corporation (“Purchaser”); Engineered Wire Products, Inc., an Ohio corporation (“Seller”); Keystone Consolidated Industries, Inc., a Delaware corporation (“Keystone”); Liberty Steel Holdings USA Inc., a Delaware corporation (“Liberty”) (each of Keystone and Liberty are referred to individually herein as “Guarantor” and collectively, as “Guarantors”); and solely as it relates to the sale of the Liberty Georgetown Assets, Liberty Steel Georgetown Inc., a Delaware corporation (“Liberty Georgetown”). Capitalized terms not otherwise defined shall have the meaning ascribed to such terms in Annex I.

WHEREAS, Seller operates a business that produces, markets and sells rolled and flat mesh welded wire reinforcement products (the “Business”); and

WHEREAS, Purchaser wishes to purchase from Seller and Liberty Georgetown, and Liberty Georgetown and Seller are willing to sell to Purchaser, substantially all of the assets of and Liberty Georgetown primarily used or held for use in the Business, other than the Excluded Facility, but including the Purchased Facilities, all on and subject to the terms and conditions set forth in this Agreement (the “Acquisition”).

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1    Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, (i) Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept, acquire and take assignment and delivery of, all right, title and interest in, to and under all of the Acquired Assets (other than the Liberty Georgetown Assets), and (ii) Liberty Georgetown shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept, acquire and take assignment and delivery of, all right, title and interest in, to and under all of the Liberty Georgetown Assets, in each case free and clear of all Liens (except for Permitted Exceptions). The “Acquired Assets” shall mean all of the assets, properties and rights primarily used in the Business and referred to below, whether tangible or intangible, including the Liberty Georgetown Assets (other than the Excluded Assets):

(a)    Contracts. All of Seller’s right, title and interest under all Contracts described on Schedule 1.1(a) under the heading “Assigned Contracts” (the “Assigned Contracts”) and, only to the extent transferable under applicable Law, all Permits described on Schedule 1.1(a) (the “Assigned Permits”);

(b)    Tangible Personal Property. All machinery, equipment (including, without limitation, computer equipment, hardware and software), tools, furniture, office equipment, supplies, spare parts, materials, vehicles and other items of tangible personal property of every kind owned by Seller and used in the Business, including, without limitation, those listed on Schedule 1.1(b), and, other than the Excluded Assets, the used machinery and equipment no longer in service that is associated with the Business and located at the Facilities (which are listed on Schedule 1.1(b)) (“Tangible Personal Property”), together with any express or implied warranty by the manufacturers and Seller of any item or component part thereof, as specifically set forth in Schedule 1.1(b), and all maintenance records and other documents relating thereto. For the avoidance of doubt, the Tangible Personal Property shall include all the machinery and equipment used in the Business that is located in the Excluded Facility and owned by Liberty Georgetown (such assets, the “Liberty Georgetown Assets”);

(c)    Real Property. The Purchased Facilities, as described on Schedule 1.1(c).

(d)    Inventories. All inventories of the Business, including, without limitation, all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed in the production of finished goods (the “Inventory”);

(e)    Intellectual Property. All Intellectual Property of Seller exclusively used in the Business, including the name “Engineered Wire Products” (and any trade or business names related thereto) but specifically excluding any and all rights to use the name “Liberty” (and any trade or business names related thereto), whether in conjunction with other names or marks or on a stand-alone basis, engineering designs and proprietary knowledge and all webpages, email addresses and telephone numbers associated with Seller or otherwise used exclusively in connection with the Business;

(f)    Records. All books, records (including personnel records for Hired Employees), files and papers, whether in hard copy or computer format, all operational data, creative materials, marketing information, advertising materials, sales and promotional literature, studies, reports, sales records, sales agent records, manuals and data, sales and purchase correspondence, engineering information, customer files (including customer credit and collection information), historical and financial records and quality control data relating exclusively to the Business;

(g)    Prepaid Items; Deposits. All prepaid expenses, credits, advance payments, claims, security deposits, refunds and other deposits and fees incurred or made in the ordinary course of business of the Business (“Prepaids”);

(h)    Warranties; Claims. All warranties, guarantees, indemnities, rights and causes of action, lawsuits, judgments, claims and demands of any nature, known or unknown, contingent or non-contingent, in favor of Seller relating to or arising in connection with any Acquired Asset, Assumed Liability or the Business on or prior to the Closing Date, including, without limitation, any insurance premiums or proceeds relating to the Business;

(i)    Goodwill. All goodwill related to, arising from or used in connection with the Business; and

(j)    Other Assets. Except for the Excluded Assets specifically listed below, all other property and assets which are owned by Seller and used, or held for use, in or relating to the operations of the Business, and any other asset listed on Schedule 1.1(j).

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability or other obligation related to the Acquired Assets or the Business unless Purchaser expressly assumes that Liability or other obligation pursuant to Section 1.3.

1.2    Excluded Assets. Other than the Acquired Assets subject to Section 1.1, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and each of Seller and Liberty Georgetown is not selling or assigning, any other assets or properties of Seller or Liberty Georgetown, as applicable (collectively, the “Excluded Assets”) which shall be retained by Seller and Liberty Georgetown, as applicable, and are not being sold or assigned to Purchaser hereunder. The Excluded Assets include, but not limited to, the following assets or properties of Seller:

(a)    Cash. All Cash, bank accounts and securities of Seller;

(b)    Certain Records. All taxpayer and other identification numbers, organizational documents, minute books, transfer books, stock books, corporate seals, and other documents relating to the organization, maintenance and existence of Seller as a corporation, and copies of all personnel and employee-related or employee-benefit related records, and other records that Seller is required or permitted by Law to retain in its possession;

(c)    Tax Records and Assets. All Tax returns, Tax records, Tax deposits, Tax refunds or claims for tax refunds, or other Tax assets of Seller;

(d)    Seller Documents. Seller’s rights under any Seller Document;

(e)    Insurance. All insurance policies and rights thereunder relating to the Business;

(f)    Assets of Benefit Plans. All rights of Seller in connection with any assets of any Plans of Seller;

(g)    Certain Contracts. Any contracts entered into by Seller or by which Seller or any of the Acquired Assets are bound, other than the Contracts acquired pursuant to Section 1.1(a) herein;

(h)    Certain Real Estate. The Excluded Facility;

(i)    Accounts Receivable. All accounts receivable and other trade receivables of the Business;

(j)    Liberty Georgetown Assets. All assets of Liberty Georgetown other than the Liberty Georgetown Assets.

(k)    Other Assets. All assets, properties and rights exclusively used by Seller in its businesses other than the Business and such other assets of Seller specifically listed on Schedule 1.2(k); and

(l)    Membership Interests. All the ownership interests of EWP New Mexico LLC, a Delaware limited liability company, held by Seller on or prior to the date hereof.

1.3    Assumed Liabilities. As part of the consideration for the Acquired Assets, subject to Section 1.4, at the Closing, Purchaser shall assume and agree to pay, perform and discharge when due only the following Liabilities of Seller (the “Assumed Liabilities”):

(a)    all Liabilities of Purchaser or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Hired Employees relating to periods on or after the Closing;

(b)    all Liabilities for Taxes with respect to the ownership, operation of or use of the Acquired Assets arising and incurred after the Closing;

(c)    all other Liabilities arising out of or relating to Purchaser’s ownership or operation of the Business and the Acquired Assets after the Closing;

(d)    accrued earned and unused vacation for the Hired Employees;

(e)    those Liabilities and obligations arising from and after the Closing under those Assigned Contracts and Assigned Permits constituting Acquired Assets, in each case solely to the extent legally assigned to Purchaser, including any executory obligations or Liabilities under such Assigned Contracts and Assigned Permits.

1.4    No Other Liabilities Assumed. Except for the Assumed Liabilities as set forth in Section 1.3, neither Purchaser nor any of its Affiliates shall assume, and in no event shall be deemed to have assumed, any Liability of Seller, Liberty Georgetown or any of their respective Affiliates whatsoever (collectively, the “Retained Liabilities”), and Seller and Liberty Georgetown, as applicable, shall retain the sole responsibility of and shall pay, perform or otherwise satisfy, all Retained Liabilities, including, without limitation:

(a)    any Debt of Seller or Liberty Georgetown;

(b)    the trade accounts payable relating to the Business that remain unpaid as of the Closing Date;

(c)    except as provided in Sections 2.5 and 2.6, all Liabilities of Seller and Liberty Georgetown for Taxes, whether or not shown on a Tax Return, including all Taxes arising from or with respect to the Acquired Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period through the Closing and any Taxes that arise as a result of the sale of the Acquired Assets pursuant to this Agreement;

(d)    except for those accrued expenses for earned and unused vacation and sick days relating to Hired Employees, all Liabilities relating to all of Seller’s employees (including all Liabilities relating to Seller’s Hired Employees incurred prior to the Closing Date), including, without limitation, (i) all salary and wages; (ii) any severance obligations, bonuses, incentive compensation, and retention awards or compensation; (iii) sick leave, vacation, paid time off and any other benefits; (iv) all workers’ compensation liabilities; and (v) all obligations under the WARN Act. For the avoidance of doubt, Purchaser shall be solely responsible for any Liabilities incurred with respect to the Hired Employees on and after the Closing Date;

(e)    any Liabilities arising under Seller’s Plans;

(f)    any Environmental, Health and Safety Liabilities arising out of or with respect to Seller, Liberty Georgetown, the Business or the Owned Real Property;

(g)    all Liabilities in respect of products manufactured, marketed, distributed or sold by Seller or Liberty Georgetown on or before the Closing Date, including, without limitation, product liability and negligence claims and Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims;

(h)    all Liabilities arising out of any Legal Proceedings pending as of the Closing Date or commenced after the Closing Date to the extent it relates to matters that occurred on or prior to the Closing Date;

(i)    any Liabilities arising out of or resulting from Seller’s or Liberty Georgetown’s compliance or non-compliance with any Law or Order of any Governmental Body (including, without limitation, Environmental, Health and Safety Liabilities and Domestic Content Liabilities);

(j)    any Liabilities arising out of the ownership or operation of the Acquired Assets or the Business on or prior to the Closing Date (other than the Assumed Liabilities);

(k)    any Liabilities of Seller or Liberty Georgetown based on Seller’s or Liberty Georgetown’s acts or omissions occurring after the Closing Date;

(l)    any Liabilities of Seller or Liberty Georgetown under this Agreement or any other document executed in connection with the transactions contemplated by this Agreement; and

(m)    any Liabilities relating to an Excluded Asset.

1.5    Procedures for Assets Not Transferable.

(a)    If any Contract, Permit or any other property or right included in the Assumed Liabilities or the Acquired Assets is not assignable or transferable without the Consent of any Person, and such Consent has not been obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof. Following the Closing, Purchaser, Seller and Liberty Georgetown shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required Consent required to novate all Acquired Assets or Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser shall be solely responsible for such Assumed Liabilities from and after the Closing Date; provided, however, that neither Seller, Liberty Georgetown nor Purchaser shall be required to pay any consideration therefor. Once such Consent is obtained, Seller shall sell, assign, transfer, convey and deliver to Purchaser the relevant Acquired Asset to which such Consent relates for no additional consideration.

(b)    To the extent that any Acquired Asset and/or Assumed Liability cannot be transferred to Purchaser following the Closing pursuant to this Section 1.5, Purchaser, Seller and Liberty Georgetown shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Acquired Asset and/or Assumed Liability to Purchaser as of the Closing and the performance by Purchaser of its obligations with respect thereto. Purchaser shall, as agent or subcontractor for Seller, pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date.

1.6    Waiver of Bulk Sales Compliance. Seller, Liberty Georgetown and Purchaser hereby agree to waive the requirements, if any, of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may be applicable with respect to the sale of any or all of the Acquired Assets to Purchaser. As an inducement to Purchaser to enter into such waiver, Seller represents and warrants that: (a) neither Seller nor Liberty Georgetown will be rendered insolvent by the transactions contemplated by this Agreement; (b) Debts, Liabilities and obligations relating to the Business that are not expressly assumed by Purchaser under this Agreement will be promptly paid and discharged by Seller or Liberty Georgetown, as applicable, as and when they become due; (c) the sale of the Acquired Assets pursuant to this Agreement does not constitute a “bulk sale” within the meaning of applicable Law; and (d) it being understood that any Liabilities arising out of the failure of Seller or Liberty Georgetown to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Retained Liabilities.

ARTICLE 2
PURCHASE PRICE; CLOSING DELIVERIES

2.1    Purchase Price. The aggregate consideration for the Acquired Assets and the covenants of Seller and Liberty Georgetown contained herein shall be the Purchase Price (as defined below), which shall take into consideration the following amounts (as adjusted as provided herein, including pursuant to Section 2.3):

(a)    Sixty Eight Million Five Hundred Thousand and No/100 United States Dollars ($68,500,000.00) (the “Base Closing Consideration”); and

(b)    One Million Five Hundred Thousand and No/100 United States Dollars ($1,500,000.00) (the “Holdback Amount”), as adjusted pursuant to the terms hereof.

As used in this Agreement, the “Purchase Price” shall mean, as adjusted as provided herein, the sum of (a) the Assumed Liabilities, (b) the Final Closing Cash Consideration and (c) the Holdback Amount.

2.2    Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Estimated Closing Cash Consideration as follows:

(a)    the amounts set forth on Schedule 2.2 (which schedule shall include all holders of Debt of the Business and shall also contain the wire instructions for each such Person) to the Persons identified on Schedule 2.2;

(b)    the remaining amount of the Estimated Closing Cash Consideration to Seller and Liberty Georgetown, which shall be paid by wire transfer of immediately available United States funds into accounts designated by Seller and Liberty Georgetown prior to the Closing Date.

Upon delivery of any payment by Purchaser in accordance with this Schedule 2.2, subject to Section 2.3, Purchaser’s obligations to pay such amounts to Seller and Liberty Georgetown shall be deemed satisfied and discharged to the extent of such payment.

2.3    Purchase Price Adjustment.

(a)    Seller has prepared and delivered to Purchaser a statement dated one day prior to the Closing Date (the “Estimated Closing Statement”) setting forth an estimated calculation of: (i) the Inventory Value (the “Estimated Inventory Value”) and (ii) the resulting Estimated Closing Cash Consideration.

(b)    The “Inventory Value” shall be the aggregate value of the Inventory as of 00:00:01 a.m., prevailing Eastern Time on the Closing Date (the “Effective Time”) calculated based on the Unit Count valued at the value per unit of Inventory (“Unit Cost”) in accordance with Schedule 2.3, which, for the avoidance of doubt, shall be calculated based on a Unit Cost of $837 per ton for the wire rod components of raw materials, work in process and finished goods Inventory.

(c)    No later than 5:00 pm New York City time on the date that is ten (10) Business days after the Closing Date, Purchaser and Seller will conduct and agree upon the results of a physical count of the number and type of units of Inventory as of the Closing Date (the “Unit Count”) and calculate and agree upon the resulting Inventory Value to be included in the calculation of Inventory Value.

(d)    Within sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth a calculation of: (i) Inventory Value and (ii) the resulting Closing Cash Consideration.

(e)    Seller shall, within forty-five (45) days of Purchaser’s delivery of the Closing Statement, deliver a written notice to Purchaser setting forth in reasonable detail the basis for any disagreement with Purchaser’s calculations as set forth in the Closing Statement, if any, which notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in Purchaser’s Closing Statement. If Seller fails to object in writing to the calculations set forth in the Closing Statement within such 30-day period, Seller will be deemed conclusively to have agreed to Purchaser’s calculation, which shall be final and binding upon Seller and Purchaser.

(f)    If a notice of disagreement is duly delivered pursuant to Section 2.3(d), Purchaser and Seller shall, during the fifteen (15) days following such delivery, use their commercially reasonable, good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amounts set forth in the Closing Statement and the Closing Cash Consideration. If, during such period, Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause Deloitte LLP (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the amounts set forth in the Closing Statement and the Closing Cash Consideration. In making such calculation, the Accounting Referee shall consider only those still unresolved items or amounts in Purchaser’s calculations as set forth in the Closing Statement as to which Seller has objected in accordance with Section 2.3(e). The Accounting Referee shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Seller and Purchaser. The cost of such review and report shall be borne by the party whose determination of amounts set forth in the Closing Statement (as set forth in the statement submitted by Purchaser pursuant to Section 2.3(d) or in Seller’s notice of disagreement delivered in accordance with Section 2.3(e)) was farthest from the determination of the Final Closing Cash Consideration (as defined below) determined by the Accounting Referee, or equally if the determination of the final Closing Statement by the Accounting Referee is equidistant between the determinations of the parties.

(g)    Each party hereto shall, and shall use commercially reasonable efforts to cause their respective representatives to, cooperate and assist, to the extent reasonably requested by another party hereto, in the preparation of the Closing Statement and in the conduct of the review referred to in this Section 2.3, including making available, to the extent reasonably necessary and within he control of the relevant party, books, records, work papers and appropriate personnel.

(h)    If:

(i)    the Final Closing Cash Consideration (as defined below) exceeds the Estimated Closing Cash Consideration (such excess being referred to as the “Closing Underpayment”), Purchaser shall pay to Seller an amount equal to the Closing Underpayment, in the manner provided in Section 2.3(i); and

(ii)    the Final Closing Cash Consideration is less than the Estimated Closing Cash Consideration (such deficiency being referred to as the “Closing Overpayment”), Seller shall pay to Purchaser an amount equal to the Closing Overpayment, in the manner provided in Section 2.3(i).

“Final Closing Cash Consideration” means Closing Cash Consideration: (1) as shown in Purchaser’s Closing Statement if no notice of disagreement with respect thereto is duly delivered in accordance with Section 2.3(e); or (2) if such a notice of disagreement is so delivered, then: (A) as agreed by Seller and Purchaser pursuant to Section 2.3(f) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.3(f).

(i)    Any payment pursuant to Section 2.3(h) shall be made within five (5) Business Days after the Final Closing Cash Consideration has been determined, by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of the receiving party or parties as may be designated in writing by such party or parties.

2.4    Allocation of Purchase Price. Each of the parties agrees to allocate the Purchase Price in accordance with the methodology as shown on Schedule 2.4 (the “Allocation Schedule”) attached hereto for all federal and state Tax reporting purposes. The Allocation Schedule shall be updated by Purchaser and delivered to Seller no later than thirty (30) days after any adjustment to the Purchase Price resulting from a post-Closing payment made pursuant to or in connection with this Agreement, with such adjustment reflected in the updated Allocation Schedule in a manner consistent with the methodology set forth in the Allocation Schedule, except as otherwise agreed in writing by Purchaser and Seller. If Seller notifies Purchaser in writing, within ten (10) days of the date Purchaser delivers the updated Allocation Schedule to Seller, that Seller objects to one or more items reflected in the updated Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the updated Allocation Schedule, as the case may be, within thirty (30) days, such dispute shall be resolved by the Accounting Referee based on the provisions of this Section 2.4 and methodology set forth in the original Allocation Schedule. The cost of the Accounting Referee associated with the resolution of the dispute shall be borne by Seller and Purchaser in the manner set forth in Section 2.3(f). Such allocation is intended to comply with the requirements of Section 1060 of the Code, as amended. Seller and Purchaser shall file Form 8594 with their respective Tax Returns consistent with such allocation. The parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local Tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 2.4. The parties hereto shall not take any action or position inconsistent with the obligations set forth in this Section 2.4, except as may otherwise be required by applicable Law. In the event that any Governmental Body disputes the Allocation Schedule, Seller or Purchaser, as the case may be, shall promptly notify the other Party of the nature of such dispute, and shall cooperate in good faith to preserve the effectiveness of the Allocation Schedule, to the extent consistent with the law and final decisions of such Governmental Body (provided, however, that nothing herein shall require a party to contest the decision of a Governmental Body in court proceedings or to appeal a court ruling to a court of higher instance).

2.5    Taxes. Seller or Liberty Georgetown, as applicable, shall pay all Taxes imposed by Governmental Bodies, if any, that are triggered by the sale, transfer, or assignment of the Acquired Assets, including all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes (“Transfer Taxes”), in an amount of up to forty two thousand dollars ($42,000.00). All Transfer Taxes in excess of such amount shall be split equally between Seller and Purchaser. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes will be timely filed by the party responsible for filing such Tax Returns under applicable Law, with the other party’s cooperation. Within thirty (30) days after filing, the filing party will provide the other party with copies of all such Tax Returns and evidence that all such Transfer Taxes have been paid. Purchaser and Seller shall, when requested by the other party, timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

2.6    Prorations. The following prorations relating to the Acquired Assets will be made as of the Closing Date, with Seller or Liberty Georgetown, as applicable, liable to the extent such items relate to any time period up to and including the Closing Date and Purchaser liable to the extent such items relate to periods subsequent to the Closing Date: (i) real property Taxes (including fees in lieu of property taxes) on the Purchased Facilities, (ii) personal property Taxes (including fees in lieu of property taxes) and assessments, if any, on or with respect to the Acquired Assets and (iii) operating expenses including assessments and utility charges (e.g., gas, electricity, water & sewer) for the Purchased Facilities. The Closing Cash Consideration will be increased or decreased, as appropriate, by the prorations determinable as of the Closing Date. If any item described in this Section 2.6 cannot be prorated, adjusted or determined as of the Closing Date, then it shall be separately prorated, adjusted, determined, and paid by the responsible party as soon as practicable following the Closing Date. The party owing amounts to the other as a result of such prorations shall pay the same within thirty (30) days following receipt of the proration calculation and reasonable supporting documentation.

2.7    Holdback. The Holdback Amount shall be payable by Purchaser to Seller pursuant to the following conditions:

(a)    If, upon the date that is twelve (12) months following the Closing Date (the “Holdback Date”), the Holdback Amount is greater than the sum of any Indemnification Claims by the Purchaser Indemnified Parties that are properly asserted and adjudicated in favor of the Purchaser Indemnified Parties in a final and non-appealable order of any court of competent jurisdiction pursuant to Section 7.2 on or before the Holdback Date (the “Setoff Amount”), then Purchaser shall pay to Seller the difference between the Holdback Amount and the Setoff Amount. Any such payment pursuant to this Section 2.7(a) shall be made within one (1) Business Day after the Holdback Date, by wire transfer of immediately available funds to an account designated by Seller.

(b)    Notwithstanding the foregoing, if any Indemnification Claim shall have been properly asserted by a Purchaser Indemnified Party in accordance with Section 7.5 of this Agreement on or prior to 5:00 pm New York City time on the Holdback Date and remains pending on such date (any such claim, a “Pending Claim”), the Holdback Amount released on the Holdback Date shall be the dollar amount equal to the positive difference, if any, resulting from (x) the Holdback Amount, minus the sum, without duplication of (y) the Setoff Amount, and (z) the sum of the aggregate amounts reserved in respect of all such Pending Claims. If there are any Pending Claims outstanding as of the Holdback Date, on or prior to the Holdback Date, Purchaser shall provide Seller a written instruction stating the amount of such Pending Claims to be withheld from the release of the remaining Holdback Amount (the “Reserve Holdback Amount”).

(c)    After resolution of each Pending Claim, if any, in accordance with Section 8.5 of this Agreement, Purchaser shall deduct all amounts payable for the Losses arising from such Pending Claim from the Reserve Holdback Amount, or any portion thereof. On any day following the Holdback Date, if there is any Reserve Holdback Amount that is no longer subject to a Pending Claim, Seller shall deliver written instructions setting forth such excess amount and instructing Purchaser to release to Seller such excess amount. Purchaser shall make such payment as promptly as practicable, but in no event later than the first (1st) Business Day following the day on which Purchaser received such written instructions.

(d)    Any payments made or amounts retained pursuant to this Section 2.7 shall be deemed to be, and shall be treated by Seller and Purchaser as, an adjustment to the Purchase Price for United States federal, state, local and foreign income tax purposes, unless otherwise required by applicable Laws and regulations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this ARTICLE 3 are true and correct as of the Closing Date as follows:

3.1    Organization and Good Standing. Seller is a corporation duly organized and validly existing under the Laws of the State of Ohio and has all requisite corporate power and authority to conduct the Business as now conducted and to own and operate its assets as now owned and operated by it. Liberty Georgetown is a corporation duly organized and validly existing under the Laws of the State of Delaware and has all requisite corporate power and authority to conduct the Business as now conducted and to own and operate its assets as now owned and operated by it. Seller is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its businesses or the ownership of its assets requires such qualification or authorization (which jurisdictions are set forth on Schedule 3.1), except where such failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

3.2    Authorization of Agreement. Seller and Liberty Georgetown each have all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by Seller or Liberty Georgetown, as applicable, in connection with the consummation of the transactions contemplated by this Agreement (collectively with this Agreement, the “Seller Documents”), and to consummate the transactions and perform its obligations as contemplated thereby. The execution, delivery and performance of the Seller Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate action on the part of Seller and Liberty Georgetown, as applicable. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and Liberty Georgetown, as applicable, and (assuming their due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the other Seller Documents will constitute, the legal, valid and binding obligation of Seller and Liberty Georgetown, as applicable, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar Laws for the protection of creditors and general principles of equity (whether applied in equity or at law).

3.3    Conflicts; Consents of Third Parties.

(a)    None of the execution, delivery or performance by Seller or Liberty Georgetown of the Seller Documents, the consummation of the transactions contemplated thereby, or compliance by Seller or Liberty Georgetown with any of the provisions thereof will: (i) cause Seller or Liberty Georgetown to violate or breach any Law or Order; (ii) conflict with or result in a violation of the Organizational Documents of Seller or Liberty Georgetown; or (iii) except as set forth on Schedule 3.3(a), conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, accelerate any obligations arising under, trigger any payment under, require any Consent under or any notice under or result in the creation of any Lien pursuant to any Contract to which Seller or Liberty Georgetown is a party or by which Seller’s or Liberty Georgetown’s assets may be bound; except, in the cases of clauses (i) and (iii), where the violation, breach, conflict or default would not have a Material Adverse Effect.

(b)    Except as set forth on Schedule 3.3(b), no waiver, Order, Permit or Consent of any Governmental Body or other Person is required on the part of Seller or Liberty Georgetown in connection with the execution and delivery of the Seller Documents or the compliance by Seller and Liberty Georgetown, as applicable, with any of the provisions thereof, or the consummation of the transactions contemplated thereby, except for such Orders, Permit or Consent which would not have a Material Adverse Effect.

3.4    Financial Statements; Books and Records.

(a)    Seller has provided Purchaser true and complete copies of: (i) the unaudited balance sheets of Seller for each of the fiscal years ended December 31, 2023 and 2022 and the related unaudited statements of income, cash flow, and shareholders’ equity (the “Annual Financial Statements”); (ii) the unaudited balance sheet of Seller (the “Reference Balance Sheet”) at August 31, 2024 (the “Reference Balance Sheet Date”) and the related statements of income, cash flow, and shareholders’ equity for the interim period then ended (the “Interim Financial Statements”, collectively with the Annual Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.4(a), the Financial Statements: (i) have been prepared in accordance with GAAP, consistently applied with prior periods (except as required by law or changes in GAAP or as otherwise noted in the footnotes thereto) and fairly present, in all material respects, the consolidated financial position and results of operations of Seller as at the dates and for the periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes; (iii) are reflective of all the direct costs of the Business, and (iv) are reflective of the books and records of Seller maintained in the ordinary course of business subject to customary manual adjustments that are consistent with past practice in nature and amount.

(b)    Purchaser has been provided the books of account of Seller related to the Business, all of which are accurate and complete in all material respects.

3.5    No Undisclosed Liabilities. Except as set forth on Schedule 3.5 or to the extent reflected or provided for in the Reference Balance Sheet, Seller does not have Liabilities in connection with the Business or the Acquired Assets other than: (i) Liabilities incurred after the Reference Balance Sheet Date in the ordinary course of business consistent with past practices; (ii) executory obligations or liabilities under Contracts listed on Schedule 1.1(a); (iii) Liabilities incurred in connection with the Acquisition; and (iv) Liabilities which individually or in the aggregate would not have a Material Adverse Effect.

3.6    Absence of Certain Developments. Since the Reference Balance Sheet Date, other than as set forth on Schedule 3.5: (i) Seller has conducted the Business in the ordinary course of business, consistent with past practice in all material respects; and (ii) there has not been any event, change, occurrence or circumstance that has had, or would be reasonably likely to have, a Material Adverse Effect. Except as contemplated by this Agreement or as set forth on Schedule 3.5, since the Reference Balance Sheet Date, Seller with respect to the Business or the Acquired Assets, has not:

(a)    incurred any Debt, except in the ordinary course of business consistent with past practices;

(b)    changed any accounting principles, methods or practices, or the manner Seller maintains its books and records, or its practices with regard to the recording of sales, receivables, payables or accrued expenses or the methodology used to value inventory or materially altered its payment or collection practices;

(c)    (i) granted any severance, continuation or termination pay to any employee, other than as provided in any written agreements; (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee; (iii) increased, amended, or changed compensation, bonus or other benefits payable or potentially payable to current or former employees, other than that as may be required by Law; (iv) adopted any new or changed the terms of any existing bonus, pension, insurance, health or other benefit plan; (v) represented to any employee or former employee that Seller, Purchaser or any other Person would continue to maintain or implement any benefit or would continue to employ such employee after the Closing Date; or (vi) except in the ordinary course of business, changed the size or composition of its employee work force or entered into any union contract;

(d)    suffered any material damage, destruction or loss (whether or not covered by insurance) to any of its properties or assets or sold, transferred, distributed or otherwise disposed of any assets used in the operation of the Business, except for sales of Inventory in the ordinary course of business and dispositions of surplus or obsolete equipment in the ordinary course of business consistent with past practice;

(e)    except in the ordinary course of business, granted customers of the Business any rebates, price concessions, discounts or allowances, altered its pricing or payment terms or agreed to any reduction in discounts received from suppliers;

(f)    amended or terminated or, to the Knowledge of Seller, received any notice that any material supplier or customer has terminated or threatened in writing to terminate any Contract or license relationship or commitment relating to the conduct of the Business or the Acquired Assets;

(g)    purchased, leased or otherwise acquired or divested (whether by merger, consolidation or other business combination, purchase of securities, purchase of assets or otherwise) any portion of the business or assets to or from any other Person except for purchases of Inventory or supplies in the ordinary course of business;

(h)    changed or revoked any material Tax election, changed any material method of accounting for Tax purposes, settled any Legal Proceeding in respect of Taxes or entered into any Contract in respect of Taxes with any Governmental Body;

(i)    cancelled, waived or compromised any Debt having a value of more than $25,000 (individually) or an aggregate value in excess of $50,000, right or claim or suffered, permitted, committed or incurred any default in any liability or obligation which has resulted in or will result in liabilities, losses, damages, injuries or claim of more than $25,000 (individually) or an aggregate value in excess of $50,000;

(j)    suffered, permitted or incurred the imposition of any lien or encumbrance upon any of the Acquired Assets except for the Permitted Exceptions;

(k)    made a commitment to make any material capital expenditures or material capital additions or betterments in excess of $150,000 in the aggregate;

(l)    made a commitment to make any material purchase commitment outside the ordinary course of business, in excess of $75,000, individually or $500,000, in the aggregate, or made any advances to any Person (other than intercompany advances on customary terms), other than to employees in the ordinary course of business;

(m)    except in the ordinary course of business consistent with past practices and levels, or as would not have a Material Adverse Effect, changed, nor has there been a change in, the Acquired Assets, Assumed Liabilities or the business prospects, condition (financial or otherwise) or results of operations of the Business; or

(n)    committed or agreed to do any of the foregoing (other than as specifically required by this Agreement).

3.7    Taxes. All Taxes of Liberty Georgetown with respect to the Liberty Georgetown Assets and of Seller, as applicable, have been properly determined in accordance with applicable Laws and have been timely paid in full if due and if not due have been reserved for and will be timely paid when due. Liberty Georgetown with respect to the Liberty Georgetown Assets and Seller, as applicable, have duly and timely completed and filed all Tax Returns required to be filed in every jurisdiction in which the same may have been so required and has paid all Taxes due therewith (whether or not correctly shown on such Tax Returns). Each such Tax Return is true, accurate and complete in all material respects, and Seller does not have and will not have any additional Liability with respect to such Tax Returns other than as reflected on the Financial Statements. All Taxes that Liberty Georgetown with respect to the Liberty Georgetown Assets and of Seller, as applicable, are required by Law to withhold or collect, including, without limitation, sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Bodies. No Tax Return of Seller is under audit or examination and no written notice of such an audit or examination has been received by Seller. There are no Liens (other than Permitted Exceptions) as a result of any unpaid Taxes upon any of the assets of Seller or Liberty Georgetown. There is no written pending claim by any Taxing Authority of a jurisdiction where Seller has not filed Tax Returns that Seller is subject to Taxation in that jurisdiction and to Seller’s Knowledge there are no threatened claims by any such Taxing Authority in any such jurisdictions. Notwithstanding anything to the contrary in this Agreement, any indemnification by Indemnifying Parties for Losses arising from a breach of any representation and warranty set forth in this Section 3.7 shall be limited to Taxes with respect to the Acquired Assets and the operation of the Business for any period or portion thereof ending on or prior to Closing. Except for the representations and warranties contained in this Section 3.7, neither Seller, Liberty Georgetown nor any Person acting on behalf of Seller or Liberty Georgetown make any representation or warranty, express or implied, regarding Tax matters, except as expressly set forth in this Agreement.

3.8    Real Property.

(a)    Owned Real Property. The Purchased Facilities, as more particularly described on Schedule 3.8(a) (the “Owned Real Property”) and the Excluded Facility, are the only parcels of real property owned by Seller and used in connection with the Business. A true, complete and correct copy of the title policies for the Owned Real Property received by Seller in connection with its purchase of the Owned Real Property has been made available to Purchaser.

(b)    Improvements.

(i)    Seller has not received any written notice that (A) the Owned Real Property is not zoned for the various purposes for which the Improvements thereon are presently being used and (B) Improvements of the Owned Real Property are not in compliance with applicable zoning and land use laws, ordinances and regulations. No part of the real property or any Improvement of the Owned Real Property encroaches on any real property not included in the Owned Real Property, except in each case to the extent that would not materially interfere with the use of such Improvements in the Business for the purposes for which they are normally used.

(ii)    (A) The Owned Real Property has adequate water and sewer supply for the current use of such property, and all sewer and water supply facilities required for the current use of all such property are properly and fully installed and operating; (B) to Seller’s Knowledge, all other public or private utilities necessary for the operation of the Owned Real Property for current uses are properly operating; and (C) all such utilities enter the Owned Real Property through adjoining public streets or through easements across adjoining private lands, and all installation, connection and similar charges in connection with such utilities have been paid in full except current charges which are not delinquent.

(iii)    Except as forth on Schedule 3.8(b), or as would not have a Material Adverse Effect: (A) the Improvements of the Owned Real Property have been completed, and to the Knowledge of Seller, there are no interior or exterior structural defects or other material defects in such Improvements or any material defects in the plumbing, electrical, mechanical, heating, ventilating or air-conditioning systems or other systems; and (B) to the Knowledge of Seller, all such systems are in working order for current use, and there are no leaks in roofs and basements of the Improvements. With respect to the on-going projects set forth on Schedule 3.8(b), such projects are being performed by licensed contractors.

(iv)    Each portion of the Improvements of the Owned Real Property is covered by a permanent certificate of occupancy that is in full force and effect. Seller has received no written notice that the condition and use of any Owned Real Property does not conform in all material respects to any certificates and permits required to be issued in connection with such property, including, without limitation, the sewage and waste disposal system.

(v)    Seller has received no written notice and has no Knowledge of any violations of any Law affecting the Owned Real Property or the construction, management, ownership, maintenance, use, acquisition or sale thereof (including, without limitation, building and health laws, regulations and ordinances).

(vi)    Except as set forth on Schedule 3.8(b)(vi), Seller has not entered into any Contract, oral or written, not referred to herein, with reference to the Owned Real Property, and neither Seller nor any portion of the Owned Real Property is in receipt of written notice of any claim, demand, suit, unfiled lien, proceeding or litigation of any kind, pending or outstanding, or to the Knowledge of Seller, threatened which would in any way materially and adversely affect or limit the use of the Owned Real Property by Purchaser or its successors or assigns consistent with Seller’s current use of the Owned Real Property.

(vii)    Seller has not received written notice of any threatened or contemplated condemnation actions involving all or any portion of the Owned Real Property.

(viii)    Except as set forth on Schedule 1.1(a), there are no unrecorded management, service, maintenance, brokerage agreements, obligations, commitments, arrangements, written or oral, entered into by Seller with respect to the Owned Real Property that will survive the Closing Date and bind Purchaser or the Owned Real Property.

(ix)    To the Knowledge of Seller, (A) All streets and easements necessary for operation, maintenance and enjoyment of the Owned Real Property are available to the boundaries of the real property of the Owned Real Property consistent with past practices; (B) all curb cuts and street opening permits or licenses required for vehicular access to and from the Owned Real Property from any adjoining public street have been obtained and paid for and are in full force and effect; and (C) there are no pending or threatened Legal Proceedings which would limit or result in the termination of the access to and from the Owned Real Property and adjoining public streets and roads.

3.9    Title; Sufficiency.

(a)    Except as set forth on Schedule 3.9(a) or would not reasonably be expected to have a Material Adverse Effect: (i) all tangible Acquired Assets owned and all assets leased pursuant to a lease that constitutes an Assigned Contract, in each case by Seller or Liberty Georgetown, are in the possession of Seller or Liberty Georgetown, as applicable, at the Facilities; (ii) such tangible Acquired Assets are: in good operating order, condition and repair, ordinary wear and tear excepted; suitable for the use to which they are put; free from defects; merchantable; and of a quality and quantity presently usable in the ordinary course of business of the Business; and (iii) with respect to any tangible Acquired Assets leased by Seller or Liberty Georgetown, such assets are in such condition as to permit the surrender thereof on the date hereof without any cost or expense for repair or restoration if the related leases were terminated on the date hereof in the ordinary course of business.

(b)    Except as set forth on Schedule 3.9(b), the Acquired Assets, the Excluded Facility, and any accounting systems and software, computer systems and software, and other assets that are used for administrative purposes at Seller’s corporate offices, represent all of the assets (tangible and intangible) necessary to operate the Business in the same manner, in all material respects, as it was operated by Seller and Liberty Georgetown immediately prior to the Closing. Except for the Liberty Georgetown Assets and as set forth on Schedule 3.9(b), Seller owns all right, title and interest in and to the Purchased Facilities and all of Seller’s properties and assets reflected as owned in the Reference Balance Sheet or acquired since the Reference Balance Sheet Date that are included in the Acquired Assets are free and clear of any and all Liens, other than Permitted Exceptions. Liberty Georgetown owns all right, title and interest in and to the Liberty Georgetown Assets free and clear of any and all Liens, other than Permitted Exceptions.

3.10    Intellectual Property.

(a)    Schedule 3.10(a) sets forth a complete and correct list of all Intellectual Property owned by Seller that is subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing. All required filings and fees related to the Intellectual Property Registrations have been filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing, and, except as set forth on Schedule 3.10(a), no action is required within thirty (30) days following the Closing to maintain such Intellectual Property Registrations. Seller has made available to Purchaser true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)    Seller has not granted, transferred or assigned any right or interest in the Intellectual Property material to the conduct of the Business to any Person (apart from licenses or grants of rights ancillary to commercial agreements entered into in the ordinary course of business and shrink wrap and similar self-executing licenses).

(c)    Except for any Consent required from Persons in order to transfer the Intellectual Property as set forth in Schedule 3.10(c) or as would not have a Material Adverse Effect: (i) Seller owns and possesses all right, title and interest in and to all owned Intellectual Property, free and clear of all Liens; or (ii) Seller has a valid, enforceable and transferable license to use, all non-owned Intellectual Property.

(d)    The Intellectual Property constitutes all material proprietary rights reasonably necessary for the operation of the Business as currently conducted. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made in writing and is currently outstanding to Seller’s Knowledge. To Seller’s Knowledge, Seller has not received any notices of any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property, including any demand or request that Seller license rights from, or make royalty payments to, any Person. To Seller’s Knowledge, it has not infringed, misappropriated or otherwise conducted the Business in conflict with any proprietary rights of any third parties, and Seller has no Knowledge of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Business using the Acquired Assets by Purchaser consistent with the manner that Seller has heretofore operated the Business using the Acquired Assets.

(e)    Except as set forth on Schedule 3.10(e) or as would not have a Material Adverse Effect, Seller has taken commercially reasonable actions, measures and precautions to maintain, safeguard and protect all of the Intellectual Property (including all material trade secrets) related to the Business. Except as set forth on Schedule 3.10(e), all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception, design and development of any Intellectual Property on behalf of Seller either: (i) have been party to a “work for hire” arrangement or agreement with Seller, in accordance with applicable Law, that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller’s exclusive ownership of all tangible and intangible property thereby arising, copies of which have been previously made available to Purchaser.

(f)    The representations and warranties in this Section 3.14 are the only representations and warranties being made with respect to Intellectual Property.

3.11    Contracts and Agreements.

(a)    Schedule 1.1(a) sets forth all of the Contracts to which Seller is a party in connection with the Business or the Acquired Assets that (i) have a remaining term of greater than twelve (12) months after the Closing Date and cannot be cancelled by Seller without penalty on less than ninety (90) days’ written notice or (ii) provide for payment or receipt by Seller of more than $150,000 per year.

(b)    True, correct and complete copies of all Contracts in Schedule 1.1(a) as currently in effect have previously been made available to Purchaser. Assuming that each such Contract has been duly authorized, executed and delivered by each of the other parties thereto, each of the Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization and similar Laws for the protection of creditors and general principles of equity (whether applied in equity or at law). Seller has not waived any of its material rights under, or modified the material terms of, any Contract orally or by course of performance or a pattern of practice or otherwise. Seller is not in default under any Contract, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults under any of the Contracts, except for such defaults or breaches that would not have a Material Adverse Effect. To Seller’s Knowledge, no other party to a Contract has breached, violated or defaulted under any Contract and, subject to Consents, no circumstance exists that, with notice or lapse of time or both (including the Acquisition), would constitute a default by any party thereto. The assignment of any Contract by Seller to Purchaser will not (i) constitute a default thereunder, except for those Consents specifically set forth on Schedule 3.3(b), (ii) require the consent of any Person, except for those Consents specifically set forth on Schedule 3.3(b), or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof; except, in each case, for such defaults, breaches or effects that would not have a Material Adverse Effect.

3.12    Employees; Compensation. Schedule 3.12(a) lists the name of each employee (including leased employees) of Seller employed in connection with the Business and the date of employment, position and the total current annual compensation payable to each such individual, including all wages, bonuses, commissions and allowances. Except as set forth on such schedule, all wages, bonuses, commissions, and allowances that were due to be paid prior to the Closing Date have been fully paid. Schedule 3.12(b) lists the name and compensation payable to each entity or individual engaged by Seller as an independent contractor in connection with the Business. To Seller’s Knowledge, all persons classified as non-employees and all individuals classified as exempt from overtime requirements were at all times properly classified as such.

3.13    Employee Benefit Plans.

(a)    Schedule 3.13(a) contains an accurate and complete list of (i) all Plans, as defined below, contributed to, maintained or sponsored by Seller, to which Seller is obligated to contribute or with respect to which Seller has any liability, whether direct or indirect, and (ii) all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), 414(c) and 414(m) of the Code, of which Seller is a member to the extent that such Plan is subject to title IV of ERISA or is a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA). For purposes of this Agreement, the term “Plans” shall mean: (A) “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded; (B) written employment agreements; and (C) material fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, including, without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive and health, disability and welfare plans.

(b)    Except as disclosed in Schedule 3.13(b), Seller does not contribute to, or have an obligation to contribute to, or otherwise has liability with respect to, (A) any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA); (B) any Plan subject to title IV of ERISA; or (C) any Plan which provides post-employment or retiree health or life insurance to current or future retirees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

(c)    Except as disclosed in Schedule 3.13(c), none of the Plans obligates Seller to pay separation, severance, or termination benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change in ownership or control,” as such term is used Treasury Regulation Section 1.280G-1, Q&A-2(b).

(d)    Each Plan of Seller and all related trusts have been maintained, funded and administered in compliance in all respects with all applicable laws and regulations, including ERISA and the Code, except to the extent that any such non-compliance would not have a Material Adverse Effect. No Plan of Seller that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any “accumulated funding deficiency,” as such term is defined in such Sections of ERISA and the Code, whether or not waived. None of the assets of Seller is the subject of any lien arising under Section 303(k) of ERISA or Section 430(k) of the Code, Seller has not been required to post any security pursuant to Section 206(g) of ERISA or Section 436(f) of the Code, and, to Seller’s Knowledge, no facts exist which would reasonably be expected to give rise to such lien or such posting of security.

(e)    Each Plan of Seller that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan or is maintained pursuant to a prototype or volume submitter document that is the subject of a favorable advisory or opinion letter from the IRS, and, to Seller’s Knowledge, nothing has occurred since the date of such determination letter or advisory or opinion letter that would reasonably be expected to materially and adversely affect the qualification of such Plan.

(f)    With respect to each Plan of Seller, Seller has provided Purchaser with true, complete and correct copies, to the extent applicable, of (A) the current plan document and any amendments thereto, the summary plan description and any summary of material modifications thereto, the trust agreement (or any similar funding agreement), and the third-party administrative services agreement; (B) the most recent annual reports (Form 5500 series) filed with the United States Department of Labor (with attachments); (C) the two most recent actuarial reports, if applicable; (D) the most recent financial statements; (E) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) from the past three (3) years that are specific to such Plan; and (F) the most recent valuation (but in any case at least one that has been completed within the prior calendar year or more recently) of the present and future obligations under each Plan of Seller that provides post-retirement or post-employment health, life insurance, accident or other “welfare-type” benefits (other than in accordance with Section 4980B of the Code or applicable state continuation coverage law), if applicable.

(g)    The representations and warranties in this Section 3.13 are the only representations and warranties being made with respect to the Plans and ERISA.

3.14    Labor.

(a)    Except as set forth on Schedule 3.14(a): (i) Seller is not a party to or bound by any Contracts with any labor union or labor organization or association representing any employees of Seller; (ii) to Seller’s Knowledge, no petition has been filed or other proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative; and (iii) to the Knowledge of Seller, there is no organizational effort currently being made or threatened in writing by, or on behalf of, any labor union to organize any employees, and no written demand for recognition of employees has been made by, or on behalf of, any labor union in the last three (3) years.

(b)    There is no labor strike, dispute, slowdown, stoppage or similar labor difficulty pending, or to Seller’s Knowledge, threatened against or affecting Seller or the Business, nor have there been any such events pending or threatened in writing since the date of the Interim Financial Statements.

(c)    Seller is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except to the extent non-compliance would not reasonably be expected to result in a Material Adverse Effect. There is no unfair labor practice complaint against Seller pending or, to Seller’s Knowledge, threatened in writing against Seller.

(d)    Seller has previously made available to Purchaser true, correct and complete summaries of all: (i) workers’ compensation claims filed against Seller in the past three (3) years; and (ii) charges, grievances, complaints or notices of violation that were filed with, or otherwise made by, any Governmental Body against Seller, in each case in the past three (3) years.

(e)    Other than the termination of Seller’s employees as required under Section 5.1 of this Agreement, Seller has not caused any “Employment Loss,” as defined by the WARN Act, within ninety (90) days prior to the Closing Date.

(f)    The representations and warranties in this Section 3.14 are the only representations and warranties being made with respect to labor matters.

3.15    Litigation.

(a)    Except as set forth on Schedule 3.15(a), there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller or Liberty Georgetown (with respect to the Liberty Georgetown Assets only), or to which Seller or Liberty Georgetown (with respect to the Liberty Georgetown Assets only) is otherwise a party, or otherwise affecting any of the Acquired Assets, Assumed Liabilities or the Business, that would reasonably be expected to have a Material Adverse Effect, or that in any manner challenges or seeks, or reasonably would be expected to prevent the Acquisition. Schedule 3.15(a) also lists all Legal Proceedings threatened, to Seller’s Knowledge, against Seller or to which Seller was a party during the past three (3) years.

(b)    Except as described on Schedule 3.15(b), there are no outstanding Orders that specifically address, or otherwise materially affect, as applicable, Seller’s or Liberty Georgetown’s ability to perform its obligations under this Agreement, the Acquired Assets, Assumed Liabilities or the Business. Schedule 3.15(b) lists any settlement agreements to which Seller is a party or by which it is bound.

3.16    Compliance with Laws; Permits.

(a)    Seller is currently, and has been in the preceding three (3) years, in compliance with all Laws applicable to Seller, the Business and the Acquired Assets. No claims or investigations alleging any violation by Seller of any Laws have been resolved or otherwise concluded in the preceding three (3) years, to Seller’s Knowledge, are pending or threatened in writing.

(b)    Seller currently has all Permits which are required for the operation of the Business, all of which (i) are listed on Schedule 1.1(a); (ii) have been made available to Purchaser; and (iii) are in full force and effect, except, where the failure to have such Permits would not have a Material Adverse Effect. Seller has complied during the preceding five (5) years, and is presently in compliance with the terms and conditions of all Permits, except where the failure to so comply or to be in compliance would not have a Material Adverse Effect. No loss, non-renewal, suspension or modification of, nor any noncompliance with, any Permit is pending or, to Seller’s Knowledge, threatened. Except as noted on Schedule 1.1(a) or as would not reasonably expected to have a Material Adverse Effect, all Permits will be effectively assigned and transferred to Purchaser at the Closing.

3.17    Environmental Protection. The existing and prior use of the Owned Real Property by Seller, the Acquired Assets and the Business are in material compliance with, and for the prior three (3) years have materially complied with, and Seller is not in material violation of, or has materially violated, in connection with the ownership, use, maintenance or operation of the Owned Real Property, the Acquired Assets and the Business, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, or Permits of any Governmental Body relating to environmental matters, including by way of illustration and not by way of limitation the Comprehensive Environmental Response, Compensation and Liability Act as amended, the Resource Conservation Recovery Act as amended, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, any “Superfund” or “Superlien” law, Emergency, Planning and Right-to-Know Act or any other legally enforceable federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or regulating, relating to or imposing liability or standards of conduct concerning to (a) pollution or protection of the Environment, or human health and safety, or (b) the generation, handling, treatment, removal, storage, recycling, transportation, disposal, reporting, release or threatened release of Hazardous Materials (collectively “Environmental Laws”). Specifically, but not in limitation of the foregoing, except as set forth on Schedule 3.17:

(a)    The Owned Real Property and the Acquired Assets are free of asbestos containing materials (“ACMs”) and are free of Hazardous Materials, except for Hazardous Materials used in the normal course of operating the Business or in concentrations and quantities that would not reasonably be expected to result in an Environmental, Health and Safety Liability. As used in this Agreement, “Hazardous Material” means any substance, material or waste, whether solid, gaseous or liquid, that (i) is listed, regulated, defined, classified, or otherwise characterized under or pursuant to Environmental Laws as “hazardous,” “toxic,” “infectious,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect or (ii) may pose a present or potential hazard to human health or the Environment when improperly handled, released, disposed of, treated, stored, transported, or otherwise managed; and includes asbestos, ACMs, polychlorinated biphenyls, lead-based paints, any petroleum product, petroleum by-products (including crude oil or any fraction of it, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other wastes, oil sludge and all other liquid hydrocarbons, regardless of specific gravity), per- and polyfluoroalkyl substances, and radon.

(b)    Seller and its respective predecessors in interest have owned and operated the Owned Real Property, the Acquired Assets and the Business, and have at all times received, handled, used, managed, stored, treated and disposed of all Hazardous Materials, in material compliance with all Environmental Laws. Seller has not transported or arranged for the transport of any Hazardous Materials to or from any property, including the Owned Real Property, except for Hazardous Materials used in the normal course of operating the Business or in concentrations and quantities that would not reasonably be expected to result in an Environmental, Health and Safety Liability.

(c)    No Hazardous Material has been released, deposited, discharged, placed, originated or disposed of on or under, or to the Knowledge of the Seller is migrating under, the Owned Real Property, nor, to Seller’s Knowledge, has the Owned Real Property been used at any time by any Person as a landfill or a waste disposal site, in all cases in quantities or concentrations that would require investigation or remediation pursuant to Environmental Laws.

(d)    The Seller is not subject to any unresolved Environmental, Health and Safety Liability related to the operation of the Owned Real Property, the Acquired Assets or the Business, and for which written notice has been received, nor is the Seller aware of any facts or conditions that reasonably would result in such an Environmental, Health and Safety Liability.

(e)    To Seller’s Knowledge, there is no electrical equipment, including transformers, containing polychlorinated biphenyls (PCBs) included in the Acquired Assets.

(f)    There are no monitoring wells on the Owned Real Property for monitoring any Hazardous Materials.

(g)    There are no, and to the Knowledge of the Seller have never been, underground or aboveground tanks situated on the Owned Real Property or used in connection with the Business.

(h)    There are no liens on any of the Owned Real Property or Acquired Assets resulting from any cleanup or proposed cleanup under the Environmental Laws.

(i)    No part of the Owned Real Property constitutes “wetlands” as defined under Environmental Laws or other law or regulation.

(j)    No Environmental Laws, and to Seller’s Knowledge, no proposed Environmental Laws, imposes or will impose standards or requirements that will require the owner or operator of the Business to engage in any work, repairs, construction or capital expenditures, other than day-to-day compliance obligations reflected in historical operating expenses.

(k)    No notices of any violation, inquiries or requests for information from a Governmental Body relating to any of the matters referred to in Subsections (a) through (j) above relating to the Acquired Assets or their use have been received by Seller in the prior three (3) years, or at any time if unresolved.

(l)    Seller has disclosed or made available to Purchaser copies of all (i) environmental site assessments, sampling reports and data, invasive testing reports related to the Owned Real Property that are reasonably in the Seller’s possession; and (ii) all third party compliance audits, inspection reports, and copies of ay notice or filing made within the last three (3) years with any federal, state or local Governmental Body that were required under Environmental Laws.

(m)    The representations and warranties in this Section 3.17 are the only representations and warranties being made with respect to compliance with Environmental Laws, environmental protection or matters, or Hazardous Materials.

3.18    Insurance. All material insurance policies pertaining to the Business are listed on Schedule 3.18 and are in full force and effect on the date hereof. Seller has been covered during the past two (2) years by insurance in scope and amount customary and reasonable for the Business.

3.19    Significant Customers and Suppliers. Schedule 3.19 sets forth a complete and accurate list of (a)(i) the twenty (20) largest customers of the Business (measured by aggregate billings) during calendar year 2023 and (ii) the twenty (20) largest customers of the Business (measured by aggregate billings) for the period beginning on January 1, 2024 and ending on July 31, 2024) (the customers referred to in clauses (a)(i) and (a)(ii) collectively, the “Material Customers”) and (b)(i) the twenty (20) largest suppliers of materials, products or services to the Business, including Affiliates of Seller (measured by the aggregate amount expended by Seller) during calendar year 2023 and (ii) the twenty (20) largest suppliers of materials, products or services to the Business, including Affiliates of Seller (measured by the aggregate amount expended by Seller) for the period beginning on January 1, 2024 and ending on July 31, 2024 (the suppliers referred to in clauses (b)(i) and (b)(ii) collectively, the “Material Suppliers”). Except as set forth on Schedule 3.19, no Material Customer or Material Supplier has canceled, terminated or otherwise materially altered its business relationship with Seller, or notified Seller in writing of any intent to do so; nor do Seller has Knowledge that any Material Customer or Material Supplier intends to terminate its relationship with Seller or reduce the level of business it conducts with Seller. To Seller’s Knowledge, except as set forth on Schedule 3.19 or as would not have a Material Adverse Effect, there exists no condition or state of facts or circumstances that adversely impacts the Material Customers or Material Suppliers. Schedule 3.19 sets forth current customers and suppliers of the Business who are not parties to written Contracts with Seller with aggregate billings of $100,000 or more, along with a summary of the material terms of each such oral Contract.

3.20    Certain Payments. Neither Seller nor, to Seller’s Knowledge, Seller’s directors, officers, shareholders, agents, employees or any other Person acting for or on behalf of Seller, has: (a) violated any Law, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services: (i) to obtain favorable treatment in securing business for Seller; (ii) to pay for favorable treatment for business secured for Seller; or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller; or (b) established or maintained any fund or asset that has not been recorded in the books and records.

3.21    Affiliate Transactions. Except as disclosed on Schedule 3.21 or with respect to certain of the employment relationships disclosed on Schedule 3.12(a): (i) no Affiliate of Seller and no officer, director or shareholder of Seller is engaged in the Business other than by or through Seller; and (ii) no current officer, director or shareholder of Seller is a party to any Contract or transaction with Seller or any Affiliates of the foregoing is a party to any Contract or transaction with Seller; and (iii) except through their ownership of Seller, no Affiliate of Seller has any right, title or interest in any property or asset used in or necessary for the conduct of the Business as presently conducted.

3.22    Products; Product Warranties. Except as set forth on Schedule 3.22, or as disclosed or referred to in the Reference Balance Sheet, there are no continuing or outstanding Liabilities, for the replacement, repair or remedying any goods or products manufactured, produced, leased or sold by Seller, any product design or defects, or any injury or damage to any Person or property arising from such services, except for amounts incurred in the ordinary course of business and would not have a Material Adverse Effect, and to Seller’s Knowledge, no claim in respect thereof has been asserted by any Person. Except as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2023, each product manufactured or sold by a Seller has been in conformity with all applicable contractual commitments and express warranties, in all material respects, as well as with all warranties implied by law.

3.23    Inventories. The location and an approximation of the quantity, Unit Cost and value of the Inventory as of the Reference Balance Sheet Date are described on Schedule 3.23. All items included in the Inventory (i) are in good condition, not obsolete or defective; (ii) are located on the premises described in Schedule 1.1(c); (iii) have been acquired by Seller only in bona fide transactions entered into in the ordinary course of business; (iv) meet or comply with all applicable ASTM standards and specifications; and (v) are accurately identified as domestic or foreign sourced material in compliance with the applicable Buy American Laws.

3.24    Reserved.

3.25    Reserved.

3.26    Books and Records. Seller and Liberty Georgetown have previously provided to Purchaser true and complete copies of the books and records of Seller and Liberty Georgetown relating to the Acquired Assets and the Business. Such books and records are true, accurate and complete in all material respects.

3.27    Names. Except as set forth on Schedule 3.27, since January 1, 2021, Seller has not been known by or conducted business under any other name. Since January 1, 2021, all assets and rights relating to the Business have been held by, and all agreements, obligations, expenses and transactions relating to the Business have been entered into, incurred and conducted by Seller.

3.28    Financial Advisors. Except as set forth on Schedule 3.28, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or Liberty Georgetown in connection with the Acquisition, and no Person is entitled to any fee or commission or like payment from Purchaser, Seller or Liberty Georgetown in respect thereof.

3.29    Domestic Content. All Inventory marked or otherwise denoted as being compliant with Buy American Laws contains steel that was melted and rolled solely in the United States and can be properly certified by Seller to be compliant with Buy American Laws. Seller is currently, and has been at all times, in full compliance with all Buy American Laws applicable to Seller, the Business and the Acquired Assets. No claims or investigations alleging any violation by Seller of Buy American Laws have been resolved or otherwise concluded in the preceding three (3) years, are pending, or to Seller’s Knowledge, threatened. Seller currently maintains and has at all times maintained true, accurate and complete books, records, systems and information relating to Seller’s compliance or non-compliance with Buy American Laws.

3.30    Exclusivity of Representations.

(a)    The representations and warranties made by Seller in this ARTICLE 3 and the Seller Documents are the exclusive representations and warranties made by Seller with respect to Seller, Liberty Georgetown or the Business. Except for any representations and warranties set forth in this ARTICLE 3 and the Seller Documents, the Business and its assets are sold “AS IS, WHERE IS,” and Seller and Liberty Georgetown expressly disclaim any other representations or warranties of any kind or nature, express or implied, as to liabilities, operations of the facilities, the title, condition, value or quality of assets of the Business or the prospects (financial and otherwise), risks and other incidents of the Business, and EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER AND LIBERTY GEORGETOWN SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OF THE BUSINESS OR ANY PART THEREOF, OR WHETHER LATENT OR PATENT. No material or information provided by or communications made by Seller or Liberty Georgetown or any of their respective Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to or in respect of Seller or the Business or the title, condition, value or quality of the assets or liabilities of Seller or the Business.

(b)         Seller and Liberty Georgetown make no representation or warranty whatsoever with respect to any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Purchaser agrees that neither Seller, Liberty Georgetown nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to the Purchaser, or Purchaser’s or any of its Affiliates’ use of, any information regarding Seller, Liberty Georgetown, the Business or the Business’ assets and liabilities, including any offering memorandum prepared, as supplemented or amended, and any information, document or material made available to Purchaser or its Affiliates in certain physical or on-line “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this ARTICLE 4 are true and correct on and as of the Closing Date as follows:

4.1    Organization and Good Standing. Purchaser is a corporation duly organized and in existence under the laws of the State of North Carolina and has all requisite corporate power and authority to conduct its business as heretofore conducted.

4.2    Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Acquisition (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions and perform its obligations contemplated thereby. The execution, delivery and performance by Purchaser of each Purchaser Document and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on behalf of Purchaser. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws for the protection of creditors and general principals of equity.

4.3    Conflicts; Consents of Third Parties. None of the execution, delivery or performance by Purchaser of Purchaser’s obligations under the Purchaser Documents, the consummation of the transactions contemplated thereby or compliance by Purchaser with any of the provisions thereof will cause Purchaser to violate or breach any material Law or Order. Other than those which will have been made or obtained, as applicable, as of the Closing, no waiver, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of Purchaser Documents or the compliance by Purchaser with any of the provisions thereof.

4.4    Financial Advisors. (a) No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for Purchaser in connection with this Agreement and the transactions contemplated by this Agreement; and (b) no other Person is entitled to any fee or commission or like payment in respect thereof.

4.5    Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.6    Solvency. Purchaser is, as of the Closing Date, not insolvent, and Purchaser will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) Purchaser will be able to pay its debts as they become due; (b) Purchaser will not have unreasonably small assets with which to conduct its present or proposed business; and (c) taking into account all pending and threatened litigation, final judgments against Purchaser in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Purchaser will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Purchaser. The cash available to Purchaser, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. As used in this Section: (i) “insolvent” means that the sum of the present fair saleable value of Purchaser’s assets does not and will not exceed its debts and other probable liabilities; and (ii) “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

4.7    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.8    Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE 3 of this Agreement and the other Seller Documents; and (b) none of Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Acquired Assets or this Agreement, except as expressly set forth in ARTICLE 3 of this Agreement (including the related portions of the Disclosure Schedules) and the other Seller Documents. THE REPRESENTATIONS AND WARRANTIES BY SELLER SET FORTH IN ARTICLE 3 AND THE SELLER DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY SELLER. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER DOES NOT MAKE OR PROVIDE, AND PURCHASER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ACQUIRED ASSETS OR ANY PART THEREOF.

ARTICLE 5
COVENANTS

5.1    Employees of the Business.

(a)    Effective as of the Closing Date, Purchaser shall offer employment to Seller’s employees listed on Schedule 5.1, including all employees listed on Schedule 5.1 who are absent due to vacation, family leave, short-term disability or other approved leave of absence. Seller agrees to terminate or cause to be terminated the employment of all such employees by giving the employees notice of termination prior to the Closing Date with such termination effective as of the Closing Date (such employees who accept the terms and conditions of such offer are hereinafter referred to as “Hired Employees”). Seller shall remain solely responsible for all employees that are not Hired Employees and all claims related thereto. The employment of the Hired Employees will be effective the date the Hired Employee commences active employment with Purchaser. Seller shall remain responsible for all claims with respect to all Hired Employees with respect to the period of time that is prior to the date the Hired Employee commences active employment with Purchaser. Purchaser shall be responsible for all claims with respect to Hired Employees with respect to the period of time after any such Hired Employee commences active employment with Purchaser.

(b)    Except for those accrued expenses for earned and unused vacation that are listed on Schedule 1.3(a), Seller shall pay or shall cause to be paid, on, or as soon as practicable following, the Closing Date and in any event no later than the date that would have been Seller’s next regular payroll date for the Business if Closing had not occurred, all amounts due Hired Employees for the period of time prior to the Closing Date, including, without limitation, (i) all salary and wages; (ii) any severance obligations, bonuses, incentive compensation, and retention awards or compensation; (iii) sick leave, vacation, paid time off and any other benefits; (iv) all workers’ compensation liabilities; and (v) all obligations under the WARN Act.

(c)    The active participation by a Hired Employee in Seller’s Plans will cease as of the date such Hired Employee terminates employment with Seller (unless otherwise provided in accordance with the terms of Seller’s Plans). Purchaser will not assume or continue, and will have no responsibility or Liability to the Hired Employees or any other Person under or with respect to, any of Seller’s Plans, except to the extent applicable law provides otherwise. Effective as of the Closing Date, Purchaser shall grant all Hired Employees credit for any service with Seller earned prior to the Hired Employee’s commencement of employment with Purchaser (as if such service were with Purchaser) for eligibility, vesting and benefit accrual purposes under any employee benefit plan, program or arrangement that may be established or maintained by Purchaser or any of its Affiliates (including, without limitation, vacation benefits) (the “Purchaser Plans”). Effective as of the Closing Date, Purchaser will (i) extend the same benefits and eligibility requirements to all Hired Employees on the same terms it provides its current employees, with credit provided by Purchaser for any service with Seller earned prior to the Hired Employee’s commencement of employment with Purchaser (as if such service were with Purchaser) for program eligibility, waiting periods, and actively at work requirements; and (ii) cause any covered medical and dental expenses incurred by a Hired Employee (or covered dependent thereof) prior to the commencement of employment by such Hired Employee with Purchaser to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any applicable Purchaser Plan.

(d)    Purchaser and its Affiliates shall be solely responsible to provide for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation § 54.4980B‑9. Purchaser will be responsible for making continuation coverage under COBRA available to any Hired Employee, and any eligible spouse or dependent of such Hired Employee, who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), after the Hired Employee commences employment with Purchaser. Neither Purchaser nor Seller will be required to pay for, fund or subsidize the purchase of COBRA continuation coverage by or on behalf of any Hired Employee, spouse or dependent before or after the Closing Date.

(e)    Seller shall pay all costs and Liabilities arising out of the termination of any of Seller’s employees who do not become Hired Employees, including: (i) costs and Liabilities related to compliance with the requirements of any Law (including the WARN Act or under any similar or analogous Law) having applicability to Seller or the Business; (ii) administration and payment of severance benefits, and if provided, out placement assistance; (iii) accrued salary, sick leave, vacation, paid time off and any other compensation or benefits, whether or not payable under Contract; (iv) providing COBRA benefits under applicable Law; and (v) any other related Liabilities. Purchaser shall pay all such costs and Liabilities of the type described in clauses (i) through (iii) of this paragraph with respect to all Hired Employees who are terminated by Purchaser after the Closing to the extent incurred after the Closing.

(f)    Purchaser acknowledges that it maintains a defined contribution plan and will grant eligibility to Hired Employees after the Closing Date. Eligibility and rollover distributions of the account balances of Hired Employees (in cash and in promissory notes evidencing outstanding loans to Hired Employees as of the date of distribution) from the defined contribution plan in which the Hired Employees currently participate (or are eligible to participate) will be handled in accordance with the rules and provisions of the Purchaser’s existing ERISA-qualified defined contribution plan. Purchaser shall treat the prior service of each Hired Employee with Seller as service rendered to Purchaser for the purposes of eligibility for participation in the Purchaser’s defined contribution plan.

(g)    Purchaser and Seller intend that the transactions contemplated by this Agreement should not and will not constitute a separation, termination, or severance of employment of any Hired Employee for purposes of any Plan that provides for separation, termination, or severance benefits (other than Seller’s defined contribution retirement plan), and that such Hired Employees will have continuous employment immediately before and immediately after the Closing.

(h)    Seller will be permitted to retain copies of any records or data included in the Acquired Assets to the extent Seller reasonably believes necessary or advisable to comply with their obligations under this Section 5.1.

(i)    Seller takes no position on, and makes no warranty or guarantee as to, whether Purchaser will or will not be a “successor employer” of the Hired Employees as that term is understood under the National Labor Relations Act.

(j)    The provisions of this Agreement are for the benefit of Purchaser and Seller only, and no employee of Seller or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of Seller, any other employee or legal representatives or beneficiaries thereof, or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at will. Nothing herein express or implied shall constitute an amendment of any Plan, or require Seller or any of their Affiliates to maintain a Plan or provide any employee benefit beyond the time that it could otherwise lawfully be terminated or modified.

5.2    Transition Cooperation; Mail Received After Closing. Following the Closing Date, Purchaser may receive and open all mail addressed to Seller that Purchaser reasonably believes relates to the Business, the Acquired Assets or the Assumed Liabilities, and, to the extent that such mail and the contents thereof relate to the Business, the Acquired Assets or the Assumed Liabilities, deal with the contents thereof at its reasonable discretion. From and after the Closing Date, Seller shall promptly forward or cause to be forwarded to Purchaser any mail received by Seller that relates to the Business, the Acquired Assets or the Assumed Liabilities, and Purchaser shall promptly forward or cause to be forwarded to Seller any mail received by Purchaser that relates to the Excluded Assets or the Retained Liabilities.

5.3    Other Post-Closing Expenses. Seller is responsible for all expenses (other than Assumed Liabilities) related to the Business incurred prior to the Closing Date, and Purchaser will forward to Seller invoices for expenses relating solely to the period before the Closing Date (other than the Assumed Liabilities) and Seller shall pay such invoices directly to the payee. Purchaser is responsible for all expenses (other than Retained Liabilities) related to the Business incurred on and after the Closing Date, and Seller shall forward to Purchaser any invoices payable by Purchaser pursuant to this Section 5.3. In order to assure Purchaser of no disruption in services, Purchaser may (but is not obligated to) pay any invoices which reflect expenses relating to both the period before and after the Closing Date; provided, however, that Seller shall remain obligated for its portion of such expenses in accordance with the terms of this Agreement. On or before the day which is sixty (60) days after the Closing Date, Purchaser and Seller will provide each other with a list of all such pro-rated, pre-Closing Date-paid, Closing Date-paid and post-Closing Date-paid expenses (other than the Prepaids) that are not otherwise addressed by this Agreement as Assumed Liabilities. Purchaser and Seller shall reimburse each other promptly for any amounts due each other at that time and thereafter within ten (10) days after receipt of proof of payment of any such expenses.

5.4    Further Assurances. All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has expressly waived in writing satisfaction or performance thereof as a condition precedent to Closing). Each party hereto shall, at the request of another party hereto, from time to time and at any time, whether on or after the Closing Date, and, at the requesting party’s expense and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the parties hereunder or to otherwise give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller and Liberty Georgetown shall, upon the reasonable request of Purchaser and at Purchaser’s sole expense, in a timely manner on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser all of Seller’s and Liberty Georgetown’s respective rights to, the Acquired Assets and to effectuate the transfers or re-issuance of Permits. Purchaser shall, upon the reasonable request of Seller and at Seller’s sole expense, in a timely manner on and after the Closing Date execute and deliver to Seller such other documents, releases, assignments and other instruments as may be reasonably required or take such further actions as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of the Assumed Liabilities. Seller shall be permitted to retain copies of any records or data included in the Acquired Assets to the extent Seller reasonably believes necessary or advisable to comply with its obligations under this Agreement.

5.5    Press Releases and Announcements. Seller and Purchaser shall agree upon a press release(s) announcing the Acquisition and the timing for issuing such press release(s); provided, that Purchaser and any of its Affiliates may make such announcements, disclosures and filings pertaining to the Acquisition as such entity deems appropriate in connection with its status as a publicly traded company, including its Form 8-K filing with the Securities and Exchange Commission disclosing the Acquisition. Purchaser shall provide advance notice of its Form 8-K Filing with the Securities and Exchange Commission and press release announcing the Acquisition and, to the extent permitted by applicable Law, shall take into account the comments of Seller with respect to the content of such filing and press release.

5.6    Taxes. Subject to Section 2.6, Seller or Liberty Georgetown, as applicable, shall timely file or cause to be filed (taking into account applicable extensions) all applicable Tax Returns and timely pay all Taxes required to be paid by Seller or Liberty Georgetown, as applicable, under applicable Law that, if left unpaid, could result in the imposition of a Lien on any of the Acquired Assets or subject Purchaser to a claim by any Taxing Authority for unpaid Taxes of Seller. Seller and Liberty Georgetown shall retain copies of all Tax Returns and Tax records as required by applicable Law and will cooperate with Purchaser to provide Purchaser with such information that is reasonably necessary for Purchaser to respond to any claim by any Taxing Authority relating to the Acquired Assets, Assumed Liabilities or Business. Seller or Liberty Georgetown, as applicable, shall timely satisfy or cause to be satisfied all amounts due under item (ii) of the definition of “Permitted Exceptions” set forth in Annex I at the later of (a) when such current Taxes, assessments or other charges by any Governmental Body are due, taking into account applicable extensions, or (b) at the end of the appropriate proceedings when contested in good faith by appropriate proceedings, where, in each case, Seller or Liberty Georgetown, as applicable, has established in Seller’s or Liberty Georgetown’s books of account appropriate reserves under GAAP to satisfy such obligation.

5.7    Consents; Failure to Obtain Consents. After the Closing Date, Purchaser, Seller and Liberty Georgetown will use their commercially reasonable efforts to obtain or cause to be obtained any Consents required to be obtained by Seller or Liberty Georgetown in connection with the transactions contemplated by this Agreement that are requested by Purchaser and that have not been previously obtained prior to or at the Closing pursuant to Section 1.5. Purchaser, Seller and Liberty Georgetown shall commercially reasonable efforts to cooperate in any reasonable arrangement which is designed to provide Purchaser with the benefits of such Consent until such time the Consent is actually obtained pursuant to Section 1.5.

5.8    Name Change. As soon as reasonably practical following the Closing, Purchaser will cease using any name using the word “Liberty” and any associated marks and any name that is similar to, or includes the word, “Liberty” (or its associated marks) (the “Retained Names”) in connection with the Business. Seller hereby grants Purchaser until the date that is one hundred and eighty (180) days after the Closing Date a non-exclusive, royalty-free, fully paid, and worldwide license to use the Retained Names to the extent any such names are, as of the Closing, affixed to the Purchased Facilities, to any of the Tangible Personal Property, or to any other physical assets used in connection with the Business as of the Closing. Any goodwill accruing from Purchaser’s use of the Retained Names will inure solely to the benefit of Seller and its Affiliates.

5.9    Relocation of Acquired Assets. For a period of at least one hundred and eighty (180) days after the Closing, Seller and Liberty Georgetown will provide access to the Excluded Facility and such assistance as Purchaser may reasonably request to enable Purchaser to relocate from the Excluded Facility those Acquired Assets located at the Excluded Facility.

ARTICLE 6
CLOSING

6.1    Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) will take place by electronic exchange of executed documents on the date hereof (the “Closing Date”). For the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transactions contemplated hereby, the Closing, shall be deemed to have occurred at the Effective Time.

6.2    Seller Closing Deliveries. On or prior to the Closing Date, Seller shall deliver to Purchaser the following:

(a)    A certificate from the Secretary or comparable official of Seller, dated as of the Closing Date, attesting to (i) the resolutions of Seller’s Board of Directors and shareholders authorizing the execution, delivery and performance of Seller Documents and (ii) the incumbency of the officer(s) executing any Seller Document.

(b)    A certificate from the Secretary or comparable official of Liberty Georgetown, dated as of the Closing Date, attesting to (i) the resolutions of Liberty Georgetown’s Board of Directors and shareholders authorizing the execution, delivery and performance of Seller Documents and (ii) the incumbency of the officer(s) executing any Seller Document.

(c)    A bill of sale, duly executed by Seller (the “Bill of Sale”), and such other instruments as may be reasonably requested by Purchaser to transfer full legal and beneficial ownership of the Acquired Assets to Purchaser, free and clear of Liens other than Permitted Exceptions.

(d)    A bill of sale, duly executed by Liberty Georgetown (the “Georgetown Bill of Sale”), and such other instruments as may be reasonably requested by Purchaser to transfer full legal and beneficial ownership of the Liberty Georgetown Assets to Purchaser, free and clear of Liens other than Permitted Exceptions.

(e)    A counterpart of the Assignment and Assumption Agreement, duly executed by Seller (the “Assignment and Assumption Agreement”).

(f)    Limited warranty deeds for the Purchased Facilities, each duly executed by Seller.

(g)    A Certificate of Good Standing (or other comparable certificate of existence) with respect to Seller, in each case from the Secretary of State of the State of Ohio and each other jurisdiction set forth on Schedule 3.1, dated not more than five (5) Business Days before the Closing.

(h)    Certificate of Tax Compliance (or other comparable tax good standing certificate) with respect to Seller from the Ohio Department of Taxation.

(i)    Certificate of Tax Compliance (or other comparable tax good standing certificate) with respect to Liberty Georgetown from the South Carolina Department of Revenue.

(j)    Except for the Acquired Assets located at the Excluded Facility as of the Closing, possession of the Acquired Assets to Purchaser.

(k)    A counterpart of the Transition Services Agreement, duly executed by Seller.

(l)    Releases (in whole or in part) letters with respect to all Debt of Seller and Liberty Georgetown specifically relating to the Acquired Assets, which provide for the release of any Liens on the Acquired Assets and the termination of all UCC financing statements which have been filed with respect to the Acquired Assets, duly executed by Seller and the relevant Lien holders.

(m)    A request to transfer existing workers’ compensation coverage on Form U-115 prescribed by the Ohio Bureau of Workers’ Compensation, duly executed by Seller (“Form U-115”).

(n)    All other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Purchaser may reasonably request in form and substance reasonably satisfactory to Purchaser and its counsel.

6.3    Purchaser Closing Deliveries. On or prior to the Closing Date, Purchaser shall deliver the following:

(a)    The Estimated Closing Cash Consideration payable by it at Closing pursuant to Section 2.2.

(b)    A certificate from the Secretary or comparable official of Purchaser, dated as of the Closing Date, attesting to the resolutions of Purchaser’s Board of Directors authorizing the execution, delivery and performance of the Purchaser Documents, and to the incumbency of the officer(s) executing any Purchaser Document.

(c)    A counterpart of the Bill of Sale, duly executed by Purchaser.

(d)    A counterpart of the Georgetown Bill of Sale, duly executed by Purchaser.

(e)    A counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser.

(f)    A Certificate of Good Standing (or other comparable certificate of existence) with respect to Purchaser, from the Secretary of State of the State of North Carolina, dated not more than five (5) Business Days before the Closing.

(g)    A resale certificate for the Inventory as provided on (i) Form STEC B prescribed by the Ohio Department of Taxation, (ii) Form ST-8A prescribed by the South Carolina Department of Revenue and (iii) Form 01-339, Texas Sales and Use Tax Resale Certificate, prescribed by the Texas Comptroller of Public Accounts.

(h)    A counterpart of the Transition Services Agreement, duly executed by Purchaser.

(i)    A counterpart of the Form U-115, duly executed by Purchaser.

ARTICLE 7
SURVIVAL AND INDEMNIFICATION

7.1    Survival of Representations and Warranties. With the exception of: (a) the representations and warranties contained in Section 3.1 (Qualification and Good Standing), Section 3.2 (Authorization of Agreement), Section 3.3(a)(ii) (Conflicts; Consents of Third Parties), Section 3.9(b) (Title; Sufficiency), Section 3.28 (Financial Advisors), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), and Section 4.4 (Financial Advisors) (together, the “Fundamental Representations”), which shall survive the Closing until the expiration of the applicable statute of limitations; and (b) the representations and warranties contained in ARTICLE 3 and ARTICLE 4, which shall survive the Closing until twelve (12) months after the Closing Date, after which the indemnification obligation of a party contained in Sections 7.2(a)(i) and 7.3(a) shall terminate (unless a party has made a written claim for indemnification in respect of such claim prior to such expiration date, in which case the relevant survival period shall be extended automatically to include any time period necessary until such claim shall have been finally settled, decided or adjudicated). The covenants contained in this Agreement shall survive Closing according to their terms.

7.2    Indemnification of Purchaser Indemnified Parties.

(a)    Seller hereby agrees to indemnify, defend and hold Purchaser, its Affiliates and each of their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses that any of Purchaser Indemnified Parties may sustain (whether or not instituted by a third party), or to which any of Purchaser Indemnified Parties may be subjected, arising out of or in connection with:

(i)    any inaccuracy or misrepresentation in or breach of the representations or warranties made by Seller in this Agreement, the Transition Services Agreement and the limited warranty deeds for the Purchased Facilities;

(ii)    any breach of any covenant or agreement of Seller or Liberty Georgetown set forth in this Agreement or in the limited warranty deed for either Purchased Facility;

(iii)    any amounts in respect of any Debt of Seller or Liberty Georgetown, to the extent such amounts were not paid at Closing out of the Closing Cash Consideration;

(iv)    any and all Taxes (or the nonpayment thereof) by Seller or Liberty Georgetown or any of their respective Affiliates relating to the period on or before the Closing Date;

(v)    any Retained Liabilities; and

(vi)    any and all fees, costs and expenses, including legal, accounting, financial advisory, investment banking, consulting and other advisory fees, costs and expenses of third parties, incurred or payable by Seller or Liberty Georgetown in connection with the Acquisition.

7.3    Indemnification of Seller. Purchaser hereby agrees to indemnify and hold Seller, its Affiliates and each of their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses that any of Seller Indemnified Parties may sustain (whether or not instituted by a third party), or to which any of Seller Indemnified Parties may be subjected, arising out of or in connection with:

(a)    any inaccuracy or misrepresentation in or breach of any representation or warranty of Purchaser in any Purchaser Document;

(b)    any breach of any covenant or agreement of Purchaser in any Purchaser Document;

(c)    any Assumed Liabilities; and

(d)    any and all fees, costs and expenses, including legal, accounting, financial advisory, investment banking, consulting and other advisory fees, costs and expenses of third parties, incurred or payable by Purchaser in connection with the Acquisition.

7.4    Limitations on Indemnification. Notwithstanding any provisions of this ARTICLE 7 to the contrary:

(a)    except for Losses arising out of fraud, intentional misrepresentation or a breach of a Fundamental Representation (each an “Exempt Claim”), no party subject to indemnification obligations hereunder (the “Indemnifying Party”) shall have any liability for any Losses arising out of Section 7.2(a)(i) or Section 7.3(a) until all such qualifying Losses exceed an aggregate of $100,000 (the “Deductible”), at which time such Person shall indemnify and hold the Person with the right to indemnification hereunder (the “Indemnified Party”) harmless from and against all such qualifying Losses in excess of such amount; provided, that the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $5,000 (which Losses shall not be counted toward the Deductible);

(b)    except for Losses arising out of an Exempt Claim, no Indemnifying Party shall have any liability for any Losses arising out of Sections 7.2(a)(i) or 7.3(a) in excess of $1,500,000;

(c)    the aggregate liability of Seller for Losses arising out of this Agreement shall not exceed the Purchase Price;

(d)    any amount payable to any Indemnified Party in accordance with this ARTICLE 7 shall be reduced by the amount of any insurance proceeds actually received by such Indemnified Party with respect to such Indemnification Claim; and

(e)    with respect to any Losses recoverable by Purchaser Indemnified Parties pursuant to Section 7.2, such Losses shall be first applied against the Holdback Amount before recovery is sought from any Indemnifying Party, and after exhaustion of the Holdback Amount, the Purchaser Indemnified Parties shall have the right to seek recovery from Guarantors and any other Indemnifying Party, subject to the limitations set forth in ARTICLE 9.

7.5    Indemnification Procedures.

(a)    In the event an Indemnified Party seeks indemnification under Sections 7.2 or 7.3 (an “Indemnification Claim”), the Indemnified Party shall promptly provide written notice of such Indemnification Claim to the Indemnifying Party; provided, that no delay by the Indemnified Party will relieve the Indemnifying Party from any obligation hereunder, unless, and then solely to the extent that, the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe such Indemnification Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party may, with counsel of its choice, defend against, negotiate, settle or otherwise deal with such Indemnification Claim, subject to the provisions hereof. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, it shall, within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires), notify the Indemnified Party of its intent to do so; provided, however, that the Indemnifying Party shall not be entitled to assume the control in any such defense (and the Indemnified Party shall control such defense at the expense of the Indemnifying Party) if (i) the Indemnification Claim relates to or arises in connection with any criminal Legal Proceeding; or (ii) the Indemnifying Party is also a Person against whom the Indemnification Claim is made and the Indemnified Party determines in good faith that joint representation result in a legal conflict of interest. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim without prejudice to its rights to be indemnified hereunder. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.

(b)    Notwithstanding anything in Section 7.5(a) to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless: (i) the sole relief is monetary damages that will be solely satisfied by the Indemnifying Party; and (ii) the claimant provides the Indemnified Party an unqualified release from all Liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages, which includes a complete release of the Indemnified Party from all other liability in respect of the Indemnification Claim, is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer (and offers evidence reasonably acceptable to the Indemnified Party of the Indemnifying Party’s ability to pay such amount), and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate Liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of: (A) the amount of the settlement offer that the Indemnified Party declined to accept; or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim. If the Indemnified Party declines to accept such offer and fails to assume defense of such Indemnification Claim, the Indemnifying Party may accept the settlement offer and pay the amount called for by such offer upon the terms set forth in such firm offer. In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to any Indemnification Claim without the prior written consent of the Indemnifying Party (not to be unreasonably conditioned, withheld or delayed), except in the case where the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim.

(c)    In the event an Indemnified Party notifies the Indemnifying Party of any claim for indemnification hereunder that does not involve a third party claim, the Indemnifying Party shall, within thirty (30) days after the date of such notice, respond and/or dispute in writing the Indemnifying Party’s liability for, or the amount of, any such Losses within such 30-day period. Such notice by the Indemnified Party shall describe such claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the such claim, and whether and to what extent any amount is payable in respect of such claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.6    Tax Treatment of Indemnity Payments. Seller, Liberty Georgetown and Purchaser agree to treat any indemnity payment made pursuant to this ARTICLE 7 as an adjustment to the Purchase Price for all Tax purposes.

7.7    Sole Recourse. Except as set forth in Sections 7.4, or in any case of fraud, the rights of indemnification under this ARTICLE 7 shall be Purchaser’s sole recourse for any breach of this Agreement or for any Loss resulting therefrom.

7.8    Mitigation. Each Indemnified Party will use reasonable efforts to mitigate all Losses applicable to such Indemnified Party after becoming aware of any event that would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

7.9    Miscellaneous. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 7 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAWS, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW). THE WAIVER OF ANY CONDITION BASED UPON THE ACCURACY OF ANY REPRESENTATION OR WARRANTY, OR ON THE PERFORMANCE OF OR COMPLIANCE WITH ANY COVENANT OR OBLIGATION, WILL NOT AFFECT THE RIGHT TO INDEMNIFICATION, REIMBURSEMENT OR OTHER REMEDY BASED UPON SUCH REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS.

ARTICLE 8
NON-COMPETITION AND CONFIDENTIALITY

8.1    Seller Party Limited Activities. Until the date that is four (4) years after the Closing Date, none of the Seller Parties will, for any reason, for its own benefit, or for the benefit of or together with any other Person:

(a)    solicit or assist, work with, or provide support to any other Person in soliciting, or attempt to solicit or assist, work with, or provide support to any other Person in soliciting, any employee, officer, or director of Purchaser or its Affiliates to terminate that Person’s engagement or relationship with Purchaser; provided, however, the foregoing prohibition on solicitation shall not apply to (i) general solicitations (including through the use of employment agencies) not directed at any employee, officer, director or adviser of Purchaser or its Affiliates, (ii) any employee, officer, director or adviser of Purchaser or its Affiliates who have been terminated by Purchaser or its Affiliates, as applicable, (iii) any employee, officer, director or adviser of Purchaser or its Affiliates who initiates discussions regarding its employment without any direct or indirect solicitation by a Seller Party, or (iv) any employee, officer, director or adviser of Purchaser or its Affiliates who was in discussions with a Seller Party regarding possible employment prior to the date hereof;

(b)    solicit or attempt to solicit any of Purchaser’s customers with respect to the Business as of the Closing, during the two (2) years prior to the date hereof, to terminate their business relationship with Purchaser or its Affiliates; or

(c)    be an owner, co-owner, or investor of or in providing the same or similar welded wire reinforcement products or services as those provided by the Business (the “Restricted Business”) anywhere in the Prohibited Territory, with the parties acknowledging that Purchaser and its Affiliates are actively engaged in such business throughout and beyond all parts of the Prohibited Territory; provided, however, the foregoing prohibition on ownership shall not apply to ownership of less than five percent (5%) of the outstanding capital stock of any such Restricted Business that is publicly traded.

8.2    Confidentiality Agreement. The parties acknowledge and agree that the Amended and Restated Confidentiality Agreement dated as of June 12, 2019, by and between Insteel Industries Inc. and GFG Central Services (America), Inc. shall not prevent Purchaser and its Affiliates from using any “Proprietary Information” (as defined therein) which constitutes an Acquired Asset in connection with the conduct of the Business or for any other purpose.

8.3    Independent Covenant. All of the covenants in this ARTICLE 8 are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of one party hereto against the other or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any covenant in this ARTICLE 8. It is specifically agreed that the period specified in Section 8.1 shall be computed by excluding from that computation any time during which any Seller Party or Purchaser, as applicable, is in violation of any provision of Section 8.1.

8.4    Severability; Reformation. The covenants in this ARTICLE 8 are severable and separate, and the unenforceability of any specific covenant in this ARTICLE 8 is not intended by either party to, and shall not, affect the provisions of any other covenant in this ARTICLE 8. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 8.1 are unreasonable as applied to any Seller Party, the parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

8.5    Materiality. Purchaser and the Seller Parties hereby agree that this ARTICLE 8 is a material and substantial part of this Agreement, and absent the Seller Parties entering the restrictions of this ARTICLE 8, Purchaser would not have entered into this Agreement and consummated the Acquisition.

ARTICLE 9
GUARANTY

9.1    Guaranty. Each Guarantor hereby unconditionally and irrevocably guaranties, jointly and severally, to Purchaser and each Purchaser Indemnified Party, the full and prompt payment (on demand and in lawful money of the United States) of financial obligations of Seller pursuant to ARTICLE 7 in the amount of up to One Million Five Hundred Thousand and No/100 United States Dollars ($1,500,000.00) (the “Guaranteed Obligations”), it being understood that this Section 9.1 may not be enforced against any Guarantor with respect to any amount in excess thereof.

9.2    Continuing Guaranty. The guaranty set forth in Section 9.1 is an irrevocable and continuing guaranty of payment and shall be enforceable by any Purchaser Indemnified Party and each of their respective successors, transferees and assigns. A separate action or separate actions under such guaranty may be brought and prosecuted against each Guarantor whether or not any action is brought or prosecuted against Seller or any other person or whether Seller or any other person is joined in any such action or actions. Such guaranty is an unconditional guaranty of payment and not of collection.

9.3    Waivers and Acknowledgements.

(a)    Each Guarantor hereby waives the right to require any Purchaser Indemnified Party to proceed against Seller or any other person liable on the Guaranteed Obligations or to pursue any other remedy in such Purchaser Indemnified Party’s power whatsoever, and each Guarantor waives the right to have the proceeds of property of Seller or any other person liable on the Guaranteed Obligations first applied to the discharge of the Guaranteed Obligations. Each Guarantor hereby waives, to the fullest extent permitted by law, all rights and benefits under any applicable law purporting to reduce a guarantor’s obligations in proportion to the obligation of the principal. When making any demand on any Guarantor hereunder against the Guaranteed Obligations, the applicable Purchaser Indemnified Party, but shall be under no obligation to, make a similar demand on Seller, and any failure by such Purchaser Indemnified Party to make any such demand or to collect any payments from Seller shall not relieve any Guarantor of its obligations or liabilities hereunder. The applicable Purchaser Indemnified Party may, at its election, exercise any right or remedy it may have against Seller or any other Person without affecting or impairing in any way the liability of the Guarantors hereunder, except to the extent the Guaranteed Obligations have been paid, and each Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other right or remedy of such Guarantor against Seller, whether resulting from such election by a Purchaser Indemnified Party or otherwise.

(b)    Each Guarantor hereby waives any defense based upon or arising by reason of: (i) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of Seller, or any defect in the formation of Seller; (ii) any change in ownership of Seller or Guarantor or the dissolution, liquidation or other change in the corporate existence of Seller or Guarantor; (iii) any other circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor; (iv) the existence of any claim, set-off or other right that a Guarantor may have at any time against a Purchaser Indemnified Party, Seller, any of their respective Affiliates or the Business, whether in connection with any Guaranteed Obligation or otherwise; (v) the adequacy of any other means the applicable Purchaser Indemnified Party may have of obtaining repayment of any of the Guaranteed Obligations; or (vi) the addition, substitution or release of any person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by this Agreement.

(c)    Each Guarantor hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this ARTICLE 9 and of the existence, creation or incurring of new or additional obligations. Each Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Seller and of all other circumstances bearing upon the risk of nonpayment or nonperformance by Seller of the Guaranteed Obligations which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Seller on a continuing basis, and agrees that Purchaser shall have no duty to advise the Guarantors of information known to it regarding such condition or any such circumstances. Each Guarantor hereby waives notice of any action taken or omitted by Purchaser in reliance hereon, any requirement that Purchaser be diligent and prompt in making demands hereunder, notice of any waiver or amendment of any terms and conditions of this Agreement, notice of any default by Seller or the assertion of any right of Purchaser hereunder, and any right to plead or assert any election of remedies in any action to enforce this ARTICLE 9 with respect to its obligations hereunder.

(d)    Each Guarantor warrants and agrees that each of the waivers set forth above is made with such Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law.

(e)    This ARTICLE 9 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Purchaser upon the insolvency, bankruptcy or reorganization of Seller. Notwithstanding any modification, discharge or extension of the Guaranteed Obligations or any amendment, waiver, modification, stay or cure of a Purchaser Indemnified Party’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Seller, whether permanent or temporary, and whether or not assented to by such Purchaser Indemnified Party, each Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations and discharge its other obligations in accordance with the terms of the Guaranteed Obligations as set forth in this ARTICLE 9. Each Guarantor understands and acknowledges that by virtue of this ARTICLE 9, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Seller.

ARTICLE 10
MISCELLANEOUS

10.1    Expenses. Except as otherwise provided in this Agreement, each of the Seller Parties and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.2    Submission to Jurisdiction; Consent to Service of Process.

(a)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County of New Castle in the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto shall be heard and determined solely in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.5.

(c)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

10.3    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Seller Documents and Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Seller Parties and Purchaser. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law and conflicts of law rules.

10.5    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; or (c) if sent through a nationally‑recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to Seller, to:

Engineered Wire Products, Inc.
600 Madison Avenue
New York, New York 10022

Attention: Howard A. Law

with a copy (which shall not constitute notice or service of process) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: S. Ward Atterbury

If to Liberty Georgetown to:

Liberty Steel Georgetown Inc.
600 Madison Avenue
New York, New York 10022

Attention: Howard A. Law

with a copy (which shall not constitute notice or service of process) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: S. Ward Atterbury

If to Guarantors, to:

Liberty Steel Holdings USA Inc.
600 Madison Avenue
New York, New York 10022

Attention: Howard A. Law

Keystone Consolidated Industries, Inc.
600 Madison Avenue
New York, New York 10022

Attention: Howard A. Law

with a copy (which shall not constitute notice or service of process) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: S. Ward Atterbury

If to Purchaser, to:

Insteel Wire Products Company
1373 Boggs Drive
Mount Airy, NC 27030
Attention: Elizabeth C. Southern

with a copy to (which shall not constitute notice or service of process):

Womble Bond Dickinson (US) LLP
One West Fourth Street
Winston-Salem, NC 27101
Attention: Christopher J. Gyves

Any party entitled to notice hereunder may change the address or facsimile number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.6    Severability. Subject to the first sentence of Section 5.4, if any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.7    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except for rights to indemnity under ARTICLE 8, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.

10.8    Counterparts. This Agreement may be executed in one or more counterparts, including by way of electronic transmission, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.9    Assignment. Neither this Agreement nor any of the parties’ rights or obligations under this Agreement may be assigned without the prior written consent of the other parties, and any purported assignment without such consent shall be void; provided, however, that Purchaser may, with prior notice to the Seller Parties, assign its rights hereunder to any of its Affiliates without Seller Parties’ prior consent. For purposes of this Section 10.9, the term “assign” shall include any transaction, event, or occurrence that results in a change in control of a party, by operation of law or otherwise.

10.10    Other Definitional and Interpretive Matters.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any matter set forth on any of the Schedules hereto shall be deemed set forth in all other Schedules to the extent there is a specific cross-reference or to the extent the relevance of such matter to another Schedule is readily apparent from the face of the disclosure. The information contained in this Agreement, the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of applicable Law or breach of contract).

(ii)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(iv)    Herein. The words such as “herein,” “hereinafter,” “hereof;” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(v)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vi)    Reflected On or Set Forth In. An item arising with respect to a specific representation, or warranty or other provision of this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such provision, if (a) there is a reserve, accrual or other similar item underlying a number on such referenced balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the referenced balance sheet or financial statements or (c) such item is reflected on the referenced balance sheet or financial statements and is specifically set forth in the notes thereto.

(vii)    Delivered. The words “delivered,” “provided” or “made available” or any variation thereof means such information was uploaded to the electronic data room used by the parties at least two (2) Business Days prior to the date hereof.

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:

INSTEEL WIRE PRODUCTS COMPANY

By:
Name: Elizabeth C. Southern
Title: Vice President and Secretary

SELLER:

ENGINEERED WIRE PRODUCTS, INC.

By:
Name:
Title:

LIBERTY GEORGETOWN:

LIBERTY STEEL GEORGETOWN INC.

By:
Name:
Title:

GUARANTORS:

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

By:
Name:
Title:

LIBERTY STEEL HOLDINGS USA INC.

By:
Name:
Title:

[Signature page to Asset Purchase Agreement]

ANNEX I

CERTAIN DEFINITIONS

Definitions. The following terms, as used in this Agreement, have the following meanings:

“Accounting Referee” has the meaning set forth in Section 2.3.

“ACMs” has the meaning set forth in Section 3.17(a).

“Acquired Asset” has the meaning set forth in Section 1.1.

“Acquisition” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Recitals.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Annual Financial Statements” has the meaning set forth in Section 3.4.

“Assigned Contracts” has the meaning set forth in Section 1.1(a).

“Assigned Permits” has the meaning set forth in Section 1.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 6.2(e).

“Assumed Liability” has the meaning set forth in Section 1.3.

“Base Closing Consideration” has the meaning set forth in Section 2.1.

“Bill of Sale” has the meaning set forth in Section 6.2(c).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day of the year on which national banking institutions in New York City, New York and Charlotte, North Carolina are open to the public for conducting business and are not required or authorized to close.

“Buy American Law” means the Buy American Act, 41 U.S.C. §§ 10a-10d, the Buy America Act, 49 U.S.C. §5323(j), the Trade Agreements Act, 19 U.S.C. §§ 2501-2582, Division A, Section 1605 of the American Recovery and Reinvestment Act of 2009, the False Claims Act, 31 U.S.C. §§3729-3733, and the Fraud Enforcement and Recovery Act of 2009, and 23 U.S.C. §313 all as amended, and all rules and regulations related thereto or issued thereunder, and any similar federal, state or local law respecting the design, construction, production, content, manufacture, distribution, marketing or sale of goods.

“Capital Lease” means any lease that is required to be recorded on a balance sheet of Seller or Liberty Georgetown in accordance with GAAP.

“Cash” means all cash and cash equivalents.

“Closing” has the meaning set forth in Section 6.1.

“Closing Cash Consideration” means an amount equal to (a) the Base Closing Consideration; plus (b) the Inventory Surplus, if any; minus (c) the Working Capital Adjustment Amount, minus (d) the Inventory Deficit, if any.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Overpayment” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 2.3(d).

“Closing Underpayment” has the meaning set forth in Section 2.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization of any Person.

“Contract” means any contract, purchase orders, indenture, note, bond, lease, commitment, plan, arrangement, instrument or other agreement, in each case whether written or oral.

“Debt” means, without limitation, any and all indebtedness or obligations of a Person, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized or synthetic lease obligations (including Capital Leases) or the unpaid balance of the purchase price of any property or assets (including any earn-out, whether or not contingent), as well as the amount of all indebtedness for borrowed money of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person, and interest expense accrued but unpaid with respect to such indebtedness described in this paragraph, and all prepayment premiums, on or relating to any of such indebtedness.

“Deductible” has the meaning set forth in Section 7.4(a).

“Disclosure Schedules” means those certain disclosure schedules attached hereto and numbered to correspond to the numbered Sections contained in this Agreement.

“Domestic Content Liabilities” means any losses, damages, liabilities, claims, awards, judgments, penalties, costs and expenses (including, without limitation, costs of investigating, preparing or defending applicable claims or proceedings and reasonable legal fees, consulting fees and disbursements), as and when incurred by such parties and whether or not related to a third party claim arising out of or resulting from the non-compliance, compliance or alleged non-compliance of Seller or any Affiliate of Seller with any Buy American Law (including any of the foregoing that constitute punitive, consequential, indirect, special or incidental damages or liabilities, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity); provided that Seller is not responsible for Purchaser’s misuse or inappropriate sale of any properly labeled products.

“Effective Time” has the meaning set forth in Section 2.3(b).

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, Liability or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including, without limitation:

(a)    any environmental, health or safety matter or condition (including on-site or off-site contamination and regulation of any chemical substance or product);

(b)    any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)    financial responsibility under any Environmental Laws or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions required by Environmental Law or Occupational Safety and Health Laws; and

(d)    any other compliance, corrective or remedial measure required under Environmental Law or Occupational Safety and Health Laws.

The terms “removal”, “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Environmental Laws” has the meaning set forth in Section 3.17.

“ERISA” has the meaning set forth in Section 3.13(a).

“Estimated Closing Cash Consideration” means an amount equal to (a) the Base Closing Consideration, plus (b) the Estimated Inventory Surplus, if any, minus (c) the Working Capital Adjustment Amount; minus (d) the Estimated Inventory Deficit, if any.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Inventory Deficit” means the amount, if any, by which the Target Inventory Value exceeds the Estimated Inventory Value.

“Estimated Inventory Surplus” means the amount, if any, by which the Estimated Inventory Value exceeds the Target Inventory Value.

“Estimated Inventory Value” has the meaning set forth in Section 2.3(a).

“Excluded Asset” has the meaning set forth in Section 1.2.

“Excluded Facility” means that certain facility located in Georgetown, South Carolina, and owned by Liberty Georgetown, where Seller and Liberty Georgetown has operated some equipment as part of the Business.

“Exempt Claim” has the meaning set forth in Section 7.4(a).

“Facilities” means, collectively, the Purchased Facilities and the Excluded Facility.

“Final Closing Cash Consideration” has the meaning set forth in Section 2.3.

“Financial Statements” has the meaning set forth in Section 3.4.

“Form U-115” has the meaning set forth in Section 6.2(m).

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof; or any court or arbitrator (public or private).

“Guaranteed Obligations” has the meaning set forth in Section 9.1.

“Guarantor(s)” has the meaning set forth in the Recitals.

“Hazardous Material” has the meaning set forth in Section 3.17(a).

“Hired Employees” has the meaning set forth in Section 5.1(a).

“Holdback Amount” has the meaning set forth in Section 2.1(c).

“Holdback Date” has the meaning set forth in Section 2.7(a).

“Improvements” means all buildings and other improvements, fixtures and appurtenances owned by Seller.

“Indemnification Claim” has the meaning set forth in Section 7.4(e).

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Intellectual Property” shall mean all of the following owned by or issued or licensed to or by, or otherwise used by, Seller in the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations‑in‑part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, IP addresses and URL/Internet domain names and all rights related thereto and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all software (including source code and object code) and other copyrightable works, works of authorship and mask works, data, databases, data collections and related documentation, all copyrights, and all applications, registrations and renewals in connection therewith; (d) all customer and subscriber lists; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, technical data, specifications, pricing and cost information, and business and marketing plans and proposals); and (f) all rights in and to any of the foregoing, including the right to sue, recover damages, costs, and attorneys’ fees for past and present infringement or misappropriation of any of the foregoing.

“Intellectual Property Registrations” has the meaning set forth in Section 3.10(a).

“Interim Financial Statements” has the meaning set forth in Section 3.4.

“Inventory” has the meaning set forth in Section 1.1(d).

“Inventory Deficit” means the amount, if any, by which the Target Inventory Value exceeds the Inventory Value.

“Inventory Surplus” means the amount, if any, by which the Inventory Value exceeds the Target Inventory Value.

“Inventory Value” has the meaning set forth in Section 2.3(a).

“IRS” means the Internal Revenue Service.

“Keystone” has the meaning set forth in the Recitals.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any claims, actions, investigations, suits, litigation, inquiries, hearings, injunctions or proceedings (public or private).

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown or due or to become due) and including all costs and expenses relating thereto.

“Liberty” has the meaning set forth in the Recitals.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, preference, priority, easement, servitude, transfer restriction, or condition of limitation of any kind or nature whatsoever (whether absolute or contingent).

“Losses” means losses, liabilities, obligations and damages and any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including defense costs, amounts paid in settlement and reasonable documented attorneys’ and other professionals’ fees and disbursements incident to any and all Losses with respect to which indemnification is provided hereunder, including costs of enforcing rights to indemnification provided herein and expenses of Legal Proceedings.

“Material Adverse Effect” means any event, circumstance, change or effect that has, or would reasonably be expected to have, either individually or in the aggregate, together with all other events, circumstances, changes or effects, with or without notice, lapse of time or both, a material adverse effect on: (i) the business, financial condition, results of operations of the Business; or (ii) the ability of Seller or Liberty Georgetown to consummate the transactions contemplated by this Agreement in substantially the form contemplated hereby; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: any event, circumstance, change, or effect, directly or indirectly, arising out of or attributable to: (i) general international or national economic, political, or market conditions (including financial, banking, securities and capital market conditions); (ii) changes, circumstances or effects that affect the principal industry and markets in which Seller operates; (iii) any action specifically required to be taken by Seller pursuant to this Agreement or taken by Seller with Purchaser’s written consent; (iv) any actual or proposed changes in Laws (including Laws affecting international trade) or accounting principles or standards or interpretations thereof applicable to Seller, including changes to GAAP or the interpretation thereof; (v) the announcement of this Agreement or the consummation of the transaction contemplated by this Agreement (including the direct impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees); (vi) conditions caused by national or international political or social conditions, including acts of terrorism, armed hostilities or war (whether or not declared) or any natural or man-made disaster or acts of God (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded); or (viii) any seasonal changes in or effects on the results of operations of the Business, to the extent such changes are not materially disproportionate to any seasonal changes or effects on the results of operations of the Business for prior years; provided, that any event, circumstance, change, or effect referred to in clauses (i), (ii) or (iv) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance, change, or effect has a materially disproportionate adverse effect on Seller as compared to other participants in the industries in which Seller operates.

“Material Customer” has the meaning set forth in Section 3.19.

“Material Supplier” has the meaning set forth in Section 3.19.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, consent decree, ruling, writ, assessment or award of a Governmental Body.

“Organizational Documents” means, as applicable, the certificate or articles of incorporation, certificate or articles of formation or organization, as applicable, and bylaws, shareholder agreements, operating agreements, partnership agreements and any similar governing or constitutive documents or agreements of any Person, each as currently in effect.

“Owned Real Property” has the meaning set forth in Section 3.8(a).

“Pending Claim” has the meaning set forth in Section 2.7(b).

“Permits” means any approvals, authorizations, Consents, licenses, variances, permits or certificates required in connection with the operation of the Business under any Law or Contract.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser by Seller, which currently affect title to such Owned Real Property; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves under GAAP have been established in the books of account of Seller; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for sums not yet delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings; (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by any Governmental Body which are not violated by the current use or occupancy of the Owned Real Property, (v) liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby, title of a lessor under an operating lease with respect to leased property; (vi) other defects, exceptions, restrictions, easements, rights of way and encumbrances that do not materially and negatively affect the use of such Owned Real Property; (vii) Liens securing Debt of Seller or its Affiliates which will be removed at or prior to the Closing; and (viii) Liens described on Schedule 3.9, all of which will be removed at or prior to Closing.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint‑stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plan” has the meaning set forth in Section 3.13(a).

“Prepaids” has the meaning set forth in Section 1.1(g).

“Prohibited Territory” means North America and the Caribbean.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Facilities” means, collectively (a) Seller’s parcel of real property consisting, in total, of approximately 50.946 acres, together with all improvements thereon and all fixtures currently contained in or constituting part of such improvements, located in Upper Sandusky, Ohio and (b) Seller’s parcel of real property consisting, in total, of approximately 16.461 acres, together with all improvements thereon and all fixtures currently contained in or constituting part of such improvements, located in Warren, Ohio.

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Documents” has the meaning set forth in Section 4.2.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Reference Balance Sheet” has the meaning set forth in Section 3.4.

“Reference Balance Sheet Date” has the meaning set forth in Section 3.4.

“Reserve Holdback Amount” has the meaning set forth in Section 2.7(b).

“Restricted Business” has the meaning set forth in Section 8.1(c).

“Retained Liabilities” has the meaning set forth in Section 1.3(e).

“Retained Names” has the meaning set forth in Section 5.8.

“Seller” has the meaning set forth in the Recitals.

“Seller Documents” has the meaning set forth in Section 3.2.

“Seller Parties” means, collectively, Seller, Liberty Georgetown and Guarantors.

“Seller’s Knowledge” or “Knowledge of Seller” (or any other use of “Knowledge” as it pertains to Seller) means the actual knowledge of Tim Doyle, Mary McCool, Vikrant Sharma or Deepak Sogani, and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties for Seller. The words “know,” “knowing” and “known” shall be construed accordingly.

“Setoff Amount” has the meaning set forth Section 2.7(a).

“Tangible Personal Property” has the meaning set forth in Section 1.1(a).

“Target Inventory Value” means $11,199,681.00.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller and/or, with respect to the Liberty Georgetown Assets only, Liberty Georgetown.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of Taxes, including all income, alternative or add-on minimum tax, gross receipts, capital, sales, use, ad valorem, value added, transfer, bulk sales, franchise, profits, excess profits or windfall profits, inventory, capital stock, escheat, license, business organization, withholding, payroll, employment (including employee withholding or employer payroll tax, FICA or FUTA), social security, unemployment, excise, severance, stamp, healthcare or health insurance, occupation, real or personal property and estimated taxes, prohibited transactions, premiums, occupation, customs, duties, fees, fees in lieu of tax, assessments and charges of any kind whatsoever, whether or not disputed; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with, resulting from or attributed to any item described in clause (i) whether or not disputed; and (iii) any Liability with respect to any items described in clauses (i) or (ii) payable by reason of Contract (other than a Contract the primary purpose of which is not Taxes), assumption, transferee liability, operation of law, or Treasury Regulation 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Transition Services Agreement” means a Transition Services Agreement entered into by and between Seller and Purchaser as of the date hereof.

“Unit Cost” has the meaning set forth in Section 2.3(a).

“Unit Count” has the meaning set forth in Section 2.3(c).

“WARN Act” means the Worker Adjustment Retraining and Notification Act, as amended, or any similar state or local law.

“Working Capital Adjustment Amount” means $2,000,000.